As filed with the Securities and Exchange Commission on                  , 2013

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PINGTAN MARINE ENTERPRISE LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

18/F, Zhongshan Building A

No. 154 Hudong Road

Fuzhou, PRC 350001

+86 591 8727 1266

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xinrong Zhuo, Chief Executive Officer

Pingtan Marine Enterprise Ltd.

18/F, Zhongshan Building A

No. 154 Hudong Road

Fuzhou, PRC 350001

+86 591 8727 1266

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

William N. Haddad, Esq.

Reed Smith LLP

599 Lexington Avenue

New York, New York 10022

Telephone: (212) 521-5400

Facsimile: (212) 521-5450

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Ordinary shares, par value $0.001(5)	82,431,667	$10.10	(6)	$832,559,837	$113,561.16	(7)
Warrants to purchase ordinary shares, par value $0.001 per share, which warrants were issued in a private placement prior to the Registrant’s initial public offering (the “Sponsor Warrants”)(2)(3)	3,966,667	N/A		N/A	N/A
Ordinary shares issuable upon exercise of the Sponsor Warrants	3,966,667	$12.00	(4)	$47,600,004	$6,492.64
Ordinary shares issuable upon exercise of the warrants that were issued in the Registrant’s initial public offering (the “Public Warrants”)	5,000,000	$10.10	(6)	$50,500,000	$6,888.20
Total					$126,942.00

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such indeterminable number of additional ordinary shares as may be issued to prevent dilution resulting from share dividends, split-up, reverse split-up or similar events.
(2)	Represents Warrants being registered for resale by the selling securityholders.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required.
(4)	Calculated pursuant to Rule 457(g) under the Securities Act based on the fixed exercise price of the security.
(5)	Represents 78,465,000 ordinary shares that may be sold by the selling securityholders and 3,966,667 ordinary shares that may be sold by the selling securityholders upon exercise of Sponsor Warrants held by such selling securityholders.
(6)	The price is estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee and is $10.10, which was calculated based upon the average of the high and low trading price per share of ordinary shares of Pingtan Marine Enterprise Ltd. on the Nasdaq Capital Market on April 15, 2013.
(7)	In accordance with Rule 457(b), Registrant previously paid $104,083.75 in connection with the filing of its preliminary proxy statement on Schedule 14A relating to the transaction on October 25, 2012 (File No. 001-35192).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where this offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED  April 19, 2013

PROSPECTUS

PINGTAN MARINE ENTERPRISE LTD.

82,431,667 Ordinary shares
3,966,667 Warrants to Purchase Ordinary shares
8,966,667 Ordinary Shares Underlying the Warrants

This prospectus relates to:

•	the resale from time to time by the selling securityholders (described in the section entitled “Selling Securityholders” on page 37 of this prospectus) of up to 78,465,000 of our ordinary shares, par value $0.001 per share, sometimes referred to as “resale shares,” in the amounts and at the times determined solely by the selling securityholders; and

•	the resale from time to time by the selling security-holders of up to 3,966,667 warrants that were originally issued by China Growth Equity Investment Ltd., a blank check company incorporated as a Cayman Islands exempted company and our predecessor (“CGEI”), to Chum Capital Group Limited, in connection with a private placement prior to CGEI’s initial public offering, and that became exercisable for our ordinary shares beginning on March 27, 2013 (the “Sponsor Warrants”); and

•	the resale from time to time by the selling securityholders of up to 3,966,667 of our ordinary shares that are issuable, in transactions exempt from registration under the Securities Act of 1933, as amended, upon exercise of the Sponsor Warrants by the selling securityholders;

•	the issuance and sale by us of up to 3,966,667 ordinary shares upon the exercise of the Sponsor Warrants so long as such Warrants are exercised by transferees who acquired those Warrants in registered transactions following the effective date of the registration statement of which this prospectus forms a part; and

•	the issuance and sale by us of up to 5,000,000 of our ordinary shares, upon the exercise of warrants that were originally issued by CGEI in connection with its initial public offering (the “Public Warrants”) and that became exercisable upon the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 24, 2012, between CGEI, China Dredging Group Co., Ltd. (“CDGC”), China Growth Dredging Sub Ltd. and Xinrong Zhuo and by that certain Share Purchase Agreement, dated as of October 24, 2012, between CGEI and Merchant Supreme Co., Ltd. (“Merchant Supreme”).

Each Public Warrant and Sponsor Warrant (the “Warrants”) entitles the holder thereof to purchase one of our ordinary shares upon payment of the exercise price of $12.00 per share. We will receive the proceeds from the exercise of the Warrants, but not from the resale of the underlying ordinary shares. Additionally, we will not receive the proceeds from any resales by the selling securityholders of any Warrants or ordinary shares.

Our ordinary shares are listed on The NASDAQ Capital Market under the symbol “PME.” Our Warrants are quoted on the Over-the-Counter Bulletin Board under the symbol “PMEWW.” April 18, 2013, the closing sale prices of our ordinary shares and warrants were $10.10 and $0.35, respectively.

Investing in our securities involves significant risks. Prior to making an investment decision, you should carefully review the information under the heading “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2013.

You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with information that is different from that contained or incorporated by reference in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference in this prospectus is accurate as of any date other than the date of such incorporated document.

Unless the context indicates otherwise, the terms (i) “the Company,” “we,” “us,” and “our” refer to Pingtan Marine Enterprise Ltd, a Cayman corporation, (ii) “CGEI” refers to China Growth Equity Investment Ltd., (iii) “CDGC” refers to China Dredging Group Co. Ltd., and (iv) “Merchant Supreme” refers to Merchant Supreme Co., Ltd.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, contains statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements.” You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. These include, but are not limited to, statements relating to our future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts. These statements represent our intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors. Many of these factors are outside of our control and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described under “Risk Factors” beginning on page 3 of this prospectus, these factors include:

•	the benefits of the business combination between CGEI, CDGC and Merchant Supreme, including the prospects of the combined businesses, anticipated synergies and cost savings;

•	our ability to integrate CGEI’s, CDGC’s and Merchant Supreme’s businesses, operations, management teams and employees;

•	anticipated growth and growth strategies;

•	the need for additional capital and the availability of financing;

•	our ability to successfully manage relationships with customers, distributors and other important relationships;

•	the loss of key personnel or expenditure of a greater amount of resources attracting, retaining and motivating key personnel than in the past;

•	technological changes;

•	pricing and availability of products and services;

•	demand for our products and services;

•	competition;

•	the deterioration of general economic conditions, whether internationally, nationally or in the local markets in which we operate; and

•	legislative or regulatory changes that may adversely affect our business

Forward-looking statements are based on our current expectations about future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these expectations may not be achieved. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform those statements to actual results. In evaluating these statements, you should consider various factors, including the risks outlined in the section entitled “Risk Factors” beginning on page 3 of this prospectus.

1

INFORMATION ABOUT THE COMPANY

Background

On February 25, 2013, CGEI consummated its merger (the “Merger”) with CDGC, and the various transactions contemplated by the Agreement and Plan of Merger, dated as of October 24, 2012 (the “Merger Agreement”), between CGEI, CDGC, China Growth Dredging Sub Ltd. (“Merger Sub”) and Xinrong Zhuo were consummated. On the same day, CGEI consummated its share purchase (the “Share Purchase” and, together with the Merger, the “Business Combination”) of Merchant Supreme and the various transactions contemplated by the Share Purchase Agreement, dated as of October 24, 2012 (the “Share Purchase Agreement” and together with the Merger Agreement, the “Agreements”), between CGEI and Merchant Supreme. Effective upon consummation of the Business Combination, (i) Merger Sub, a wholly-owned subsidiary of CGEI, was merged with and into CDGC, resulting in Merger Sub ceasing to exist and CDGC’s continuing as the surviving company and a wholly-owned subsidiary of CGEI, (ii) CGEI acquired all of the outstanding capital shares and other equity interests of Merchant Supreme, and (iii) CGEI changed its name to “Pingtan Marine Enterprise Ltd.”

Business

We are a marine infrastructure group, engaging in dredging services and ocean fishing through our two wholly-owned subsidiaries, CDGC and Merchant Supreme, and their respective PRC operating subsidiaries, Fujian Xing Gang Port Service Co., Ltd., or Fujian Service and Fujian Provincial Pingtan County Ocean Fishing Group Co., Ltd., or Pingtan Fishing. Fujian Service provides specialized dredging services exclusively to the PRC marine infrastructure market and is, based on the number and capacity of the dredging vessels it operates, one of the leading independent (not state-owned) providers of such services in the PRC. Since its inception, it has functioned exclusively as a specialist subcontractor, performing dredging services for other companies licensed to function as general contractors. Pingtan Fishing primarily engages in ocean fishing with many of its self-owned vessels operating within the Indian Exclusive Economic Zone and the Arafura Sea of Indonesia. Pingtan Fishing is a growing fishing company and provider of quality seafood in the PRC.

Additional Information

Our principal executive offices are located at 18/F, Zhongshan Building A, No. 154 Hudong Road, Fuzhou, PRC, and our telephone number is +86 591 8727 1266. Our website address is www.ptmarine.com. The information on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

2

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Before deciding whether to invest in our securities you should also refer to the other information contained or incorporated by reference in this prospectus.

Risks Relating to Our Business

CDGC’s performance depends upon public spending on marine transportation infrastructure, which may significantly decline.

CDGC’s ability to generate revenues significantly depends upon the PRC government’s public spending on marine transportation infrastructure, primarily for the construction and improvement of ports and waterways.  CDGC’s major customers include PRC government agencies at the national, provincial and local levels, and state-owned enterprises.  CDGC is therefore affected by changes in public works’ budgets.  The future growth of the dredging industry in the PRC depends significantly upon the continued availability of major marine transportation infrastructure projects.  The nature, extent and timing of these projects will, however, be determined by the interplay of a variety of factors, including the PRC government’s spending in the marine transportation infrastructure industry in the PRC and the general conditions and prospects of the PRC economy.  The PRC government’s spending in the marine transportation infrastructure industry has historically been affected by general PRC economic trends and subject to fluctuation.  Should there be a significant reduction in public spending on marine transportation infrastructure projects in the PRC and we fail to open up new markets in or outside the PRC, our operations and profits could be materially and adversely affected.

The inherent risks of the fixed-price nature of most of CDGC’s contracts may impact our profitability.

CDGC’s revenues are derived from its role as a subcontractor for general contractors of dredging projects.  Substantially all of the contracts between CDGC and the general contractors are fixed-price contracts or fixed unit price in nature.  Under a fixed-price contract, the customer agrees to pay a specified price for its performance of the entire contract.  Fixed-price contracts carry inherent risks, including risks of losses from underestimating costs of materials, operational difficulties and other changes that may occur during the contract period.  As a result, we will only realize profits on these contracts if we successfully estimate project costs and avoid cost overruns.

One of the most significant factors affecting the profitability of a dredging project is the weather at the project site.  Inclement or hazardous weather conditions can result in substantial delays in dredging and additional contract expenses.  Due to these factors, it is possible that we will not be able to perform obligations under fixed-price contracts without incurring additional expenses.  Should we significantly underestimate the costs on one or more significant contracts, the resulting losses could have a material adverse effect on us.

In the past several years CDGC has derived a significant portion of its revenues from a small group of customers and we expect this to continue to be the case.  The loss of any one of these customers could have a material adverse effect on our business, operating results and financial condition.

CDGC’s customer base has been, and CDGC expects it to remain, highly concentrated.  For each of the years ended December 31, 2012, 2011 and 2010, CDGC customers under control of a common parent company accounted for 56.1%, 60.8% and 67.5%, respectively, of CDGC’s total revenues.  CDGC expects CDGC’s total revenues to remain heavily concentrated with a small group of customers.   CDGC may lose customers from time to time, and if its customer base remains highly concentrated, the loss of, or reduction of our sales to, any such major customers could have a material adverse effect on our business, operating results and financial condition.

3

CDGC’s general contractor customers may continue to expand internal capacity and modernize their fleets, which may reduce their reliance on subcontracting and limit its business.

CDGC’s largest general contractor customers have subcontracted a substantial amount of dredging work in the past, reflecting a large shortfall in internal capacity.  If these customers continue to invest in a modern fleet for larger capacity and better efficiency, they may reduce reliance on subcontracting.  Since CDGC’s prospects for growth are primarily driven by increases in subcontracting by CDGC’s major customers, a reduced subcontracting demand from those customers would adversely impact our growth prospects.

CDGC’s operations may cause substantial harm to persons, property and the environment, which could hurt our reputation and, to the extent they are not covered contractually or by insurance, could cause us to incur substantial costs.

CDGC’s operations are subject to hazards inherent in providing dredging and related support services, such as the risk of equipment failure, vessel collision or other transit related accidents, industrial accidents, fire and explosion.  These hazards can cause personal injuries and losses of lives, business interruptions, property and equipment damage, pollution and environmental damage.  CDGC may be subject to claims as a result of incidents relating to these and other hazards.  For example, Fujian Service, CDGC’s PRC operating company, was sued in four related lawsuits brought by several individuals in Wenzhou, China, in May 2010.  The lawsuits related to a traffic accident that allegedly caused the deaths of two people and injuries to two other people.  The plaintiffs alleged that a truck was hired for the Wenzhou Lingkun working area multiple function port construction project, or the Lingkun Construction Project, and that the owner, the general contractor and Fujian Service as the subcontractor of the Lingkun Construction Project, all of whom were named as co-defendants in these lawsuits, were responsible for the damages.  The plaintiffs claimed total damages of approximately $0.6 million.  Although in 2011 Fujian Service was held not responsible for any of the plaintiffs’ claims, similar unpredictable events could adversely affect our operations. CDGC normally seeks to limit CDGC’s exposure to these claims and liabilities through contractual limitations of liability and insurance.  These measures, however, may not always be effective for various reasons outside of CDGC’s control, including, among others:

•	In some of the jurisdictions in which CDGC operates, environmental and workers’ compensation liabilities may be assigned to CDGC as a matter of law and may not be limited through contracts; and

•	Insurance coverage may not be sufficient because it may not be possible to obtain adequate insurance against some risks on commercially reasonable terms, or at all. Insurance products, in particular, have become increasingly expensive and sometimes very difficult to obtain in the PRC. In this regard, consistent with what CDGC believes is customary practice in the PRC, CDGC does not carry any business interruption insurance. While CDGC does have Ship Pollution Liability coverage for certain environmental damage and third-party losses that arise from fuel or chemical leaks from the three vessels that CDGC owns, there may be circumstances in which CDGC would not be fully covered or compensated by insurance for losses and liabilities arising from interruptions to CDGC’s operations, construction accidents, defects in CDGC’s work or other risks. CDGC’s Ship Pollution Liability coverage is for up to approximately $775,000 annually for Xinggangjun #66, $388,000 annually for Xinggangjun #3, $327,000 annually for Xinggangjun #6 and $327,000 annually for Xinggangjun #9.

 Failure to effectively cover these risks for any of the above reasons could expose us to substantial costs and potentially lead to material losses.  Additionally, the occurrence of any of these risks may harm our reputation, which may materially reduce our ability to win more projects.

4

Customers pay CDGC by way of progress payments, and delay in progress payments may affect working capital and cash flow.

Most of CDGC’s contracts provide for progress payments from CDGC’s general contractor customers based upon the value of work completed upon reaching certain milestones.  Generally a site engineer issues a progress certificate certifying the work progress in the preceding contract stage.  The customers then effect payments with reference to these certificates.  As a result, CDGC is often required to commit resources to projects prior to receiving payment from customers in amounts sufficient to cover expenditures on the projects as they are incurred.  These progress payments may not be remitted by customers to us on a timely basis and we may not be able to efficiently manage the level of bad debt arising from such payment practice.

Delays in progress payments from customers would increase our working capital needs.  If a customer defaults in making its payments on a project to which significant resources have been devoted, it would also affect our liquidity and decrease the capital resources that are otherwise available for other uses.  In such cases, we may file a claim for compensation of the loss of a payment default, but settlement of disputes of this nature generally takes substantial time in the PRC and expenditure of financial and other resources, and the outcome is often uncertain.

CDGC requires substantial capital and any failure to obtain the capital needed on acceptable terms, or at all, may adversely affect our expansion plans and growth prospects.

The transportation infrastructure industry in which CDGC operates is generally capital intensive.  It requires significant capital to acquire, maintain and operate CDGC’s vessels and facilities, resulting in high fixed costs.  It also requires significant capital to purchase dredging equipment, develop new services and implement new technologies.  CDGC’s capital expenditures may increase as a result of the further upgrade of CDGC’s dredging fleet and expansion of CDGC’s scope of operations.

 Under most of CDGC’s contracts, CDGC is required to finance dredging equipment, and performance of engineering, construction and other work on projects for periods averaging approximately one month before receiving progress payments from customers in amounts sufficient to cover expenditures. CDGC may therefore have significant working capital requirements. CDGC’s working capital requirements would materially increase if CDGC’s general contractor customers impose extended payment terms in line with their corporate averages, which have been nearly three months. To the extent our working capital funding requirements exceed our financial resources, we will be required to seek additional debt or equity financing or to defer planned expenditures. In the past, CDGC has financed its working capital and capital expenditures through a combination of sources, including cash flow from its operations and bank and other borrowings. If we are unable to obtain financing in a timely manner and at a reasonable cost, our expansion plans may be delayed, project progress may be constrained, and our growth, competitive position and future profitability may be adversely affected.

CDGC’s backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of future earnings.

Backlog represents CDGC’s estimate of the contract value of work that remains to be completed on firm contracts that have not yet commenced and on contracts in progress as at a certain date.  The contract value of a project represents the revenue CDGC expect to receive under the terms of the contract if it is performed in accordance with its terms.   The revenues anticipated by CDGC’s backlog may not be realized and, if realized, may not result in profits.  Projects may remain in backlog for an extended period of time.  In addition, project cancellations or scope adjustments may occur from time to time, which could reduce the dollar amount of the backlog and the revenue and profits that are ultimately earned from the contracts.  For instance, in October 2010, CDGC formally deferred three contracts totaling approximately $44.6 million that were reported in CDGC’s backlog as of June 30, 2010, which by mutual agreement were replaced by three other one-year contracts with an aggregate contract value of approximately $61.0 million.  Accordingly, investors should not unduly rely on the backlog information presented in herein as an indicator of our future earnings.  In addition, since CDGC’s backlog represents less than six months of potential revenue, our longer-term results will depend significantly on our ability to convert CDGC’s bid- and negotiation-stage project pipeline into backlog, which we may be unable to do.

5

Failure to meet schedule requirements of contracts could require us to pay liquidated damages.

Substantially all of CDGC’s contracts with general contractors are subject to specific completion schedule requirements with liquidated damages charged to CDGC if it does not achieve the schedules.  Liquidated damages are typically levied at an agreed rate for each day of delay that is deemed to be CDGC’s responsibility.  Any failure to meet the schedule requirements of the contracts could cause us to pay significant liquidated damages, which would reduce or eliminate profit on the relevant contracts and could adversely affect liquidity and cash flows and have a material adverse effect on our business, financial condition, results of operations and prospects.

CDGC is subject to extensive environmental, safety and health regulations in the PRC, the compliance with which may be difficult or expensive.

The PRC government has published extensive environmental, safety and health regulations with which CDGC needs to comply.  Failure to comply with these regulations may result in penalties, fines, suspension or revocation of our licenses or permits to conduct business, and litigation.  Given the magnitude and complexity of these regulations, compliance with them may be difficult or involve the expenditure of significant financial and other resources to establish effective compliance and monitoring systems.  In addition, these regulations are constantly evolving.  The PRC government may impose additional or stricter laws or regulations, compliance with which may cause us to incur significant costs that we may not be able to pass on to customers.  Furthermore, some of the new overseas markets that CDGC is seeking to enter may have more onerous environmental, safety and health regulations than China, compliance with which may be very costly could hinder endeavors to enter these new overseas markets.  In addition, CDGC faces numerous PRC regulatory risks associated with CDGC’s operations in China.  See “— Risks Relating to Doing Business in the PRC”.

CDGC’s operations depend heavily on the timely availability of an adequate supply of supplies and consumable parts at acceptable prices and quality, the absence of may adversely affect our future results.

To operate successfully, CDGC must obtain from CDGC’s suppliers sufficient quantities of supplies and consumable parts, such as mud pipe and dredge pumps, at acceptable prices and quality and in a timely manner. In 2012, 2011 and 2010, the cost of supplies and consumable parts accounted for approximately 71.5%, 71.2% and 73.2%, respectively, of CDGC’s total cost of contract revenue. During times of short supply, we may have to pay significantly higher prices to obtain the supplies and consumable parts required for our operations. Most of CDGC’s dredging contracts specify a fixed unit price and CDGC is responsible for procuring supplies and consumable parts needed for the projects. As a result, if prices of such supplies and consumable parts increase, we are unlikely to be able to pass the price increases on to customers. In addition, CDGC has entered into fixed price supply contracts with some of CDGC’s suppliers, under which CDGC is obligated to procure a fixed amount of supplies and consumable parts annually. Although CDGC negotiates these agreements on an annual basis, if prices of such supplies and consumable parts drop, we are unlikely to be able to procure the supplies and consumable parts of similar quality from a cheaper source. The profitable performance of CDGC’s contracts also requires components and supplies of high quality. If quality supplies and consumable parts are not available, it could directly and adversely affect the quality, timeliness or efficiency of our work, undermine our reputation and increase the chances of potential disputes and liabilities, all or any of which may negatively affect future profits and projected growth.

6

CDGC faces significant competition in the markets in which CDGC operates, which could adversely affect our financial results and business prospects.

CDGC faces significant competition in the PRC markets in which CDGC operates.  CDGC’s competition comes from various sources, including the internal operations of CDGC’s general contractor customers and numerous private companies providing dredging services as general contractors or subcontractors.  Some of CDGC’s competitors may have advantages over CDGC in terms of capacity, access to capital pricing and management expertise.  CDGC’s market position and growth prospects depend on CDGC’s ability to anticipate and respond to various competitive factors, including pricing strategies adopted by competitors, changes in customer preferences or work priorities, availability of capital and financing resources and the introduction of new or improved equipment, technology and services.

CDGC’s current or potential competitors may offer services or products comparable or superior to those that we offer at the same or lower prices or adapt more quickly than we do to evolving industry trends or changing market conditions.  We may lose customers to competitors if, among other things, we fail to keep prices at competitive levels or to sustain and upgrade dredging capacity and technology.  Increased competition may result in price reductions, reduced profit margins and loss of market share.

CDGC’s operations require permits or licenses and the loss of these permit or licenses could significantly hinder our business and reduce revenue and profits.

CDGC requires operating permits and licenses to conduct CDGC’s business in PRC waters and CDGC must comply with the restrictions and conditions imposed by various levels of government to maintain CDGC’s permits and licenses.  Such restrictions include limitations on foreign ownership of the enterprises which own the PRC-registered vessels and the licensed entity performing dredging works, maintenance of sufficient number of qualified personnel, maintenance of sufficient project track records and compliance with safety regulations and environment protection regulations and maintenance of various licenses of the dredging vessels.  If we fail to comply with any of the regulations required for the maintenance of these licenses, these licenses could be temporarily suspended or even revoked, or the renewal of these licenses upon expiration of their original terms may be delayed, which would directly impact our ability to undertake dredging work and reduce our revenue and profit.  For a detailed discussion of the effects of restrictions on foreign ownership of the enterprise which owns the PRC-registered vessels, the licensed entity performing dredging works and other conditions, see “ Risks Relating to Doing Business in the PRC.”

We may encounter unexpected difficulties in expanding into new dredging markets.

As CDGC broadens the scope of CDGC’s geographical operations within the PRC it places additional demands on CDGC’s management resources.  Such expansion also increases the requirements for spare parts and consumable inventories because CDGC’s business model contemplates maintaining minimum quantities of key items close enough to each vessel to be delivered quickly.  Further, it requires CDGC to become familiar with and manage its operations in keeping with local requirements with which it may not be familiar.  Any of these factors could adversely affect the cost and efficiency of our dredging operations and financial performance.

Although we have no plans to do so, we may expand the geographical coverage of dredging operations outside the PRC to meet the evolving needs of key customers who are expanding internationally to places such as Vietnam, Taiwan and other Asian countries.  Expansion into overseas markets carries with it many associated risks, including risks relating to being relatively new in such markets and unfamiliar with and unable to manage the requirements of operating there.  Expansion into overseas markets could also stretch our capital, personnel and management resources to a greater extent than further geographical expansion within the PRC.  In addition, there may be many established incumbent players in these markets, who already enjoy a significant presence, and it may be difficult for us to win market share from them.  Some of the overseas markets that we could potentially enter may have high barriers of entry to foreign competitors and any such expansion outside of the PRC may not be successful.

Our continued success will require hiring and retaining qualified personnel, which we may be unable to do.

 Our future success will be dependent upon our ability to attract and retain personnel, including executive officers and key qualified personnel, who have the necessary dredging and other required experience and expertise.  Particularly, CDGC’s success is largely attributable to the highly qualified and experienced personnel that CDGC has been able to attract and retain in the past such as captains and chief engineers for dredgers and construction-related geology analysts.  Competition for qualified personnel is intense and CDGC has periodically experienced difficulties in recruiting suitable personnel.  We may lose these persons to those competitors who are able to offer more competitive packages, or we may have to significantly increase related staff costs.

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CDGC significantly depends on its Chief Executive Officer.

CDGC is dependent on the principal members of CDGC’s management staff, and in particular Xinrong Zhuo, CDGC’s Chief Executive Officer.  While CDGC has entered into a three-year employment agreement with Mr. Zhuo, there are circumstances under the agreement in which Mr. Zhuo may elect to terminate his employment.  Even if Mr. Zhuo were to terminate employment in breach of his agreement, we would have little or no practical recourse against Mr. Zhuo under PRC law.  Mr. Zhuo may not continue to be employed by us for as long as we require his services.  In addition, CDGC relies on members of CDGC’s senior management team with dredging industry experience for important aspects of CDGC’s operations, and CDGC believes that losing the services of these executive officers could be detrimental to CDGC’s operations, and our operations because they would be difficult to replace. We do not expect to have, key-man life insurance for any of CDGC’s executive officers or other employees.

Merchant Supreme will need additional financing in order to execute its business plan, which may not be available to us.

Merchant Supreme will need to obtain additional capital in order to execute its business plan to expand its operations by enlarging its fishing vessel fleet, expanding fishing ground worldwide and extend its business to fishmeal processing. Such additional capital may be raised by issuing securities through various financing transactions or arrangements, including joint ventures of projects, debt financing, equity financing or other means. Additional financing may not be available when needed on commercially reasonable terms or at all. The inability to obtain additional capital may reduce our ability to continue to conduct Merchant Supreme’s business operations as currently contemplated.

Regulation of Merchant Supreme’s industry may have an adverse impact on our business.

For years, the international community has been aware of and concerned with the worldwide problem of depletion of natural fish stocks. In the past, these concerns have resulted in the imposition of quotas that subject individual countries to strict limitations on the amount of fish they are allowed to catch. Environmental groups have been lobbying to have additional limitations on fishing imposed and have even made suggestions that would limit the activities of fish farms. If international organizations or national governments were to impose additional limitations on fishing, this could have a negative impact on our results of operations.

The growth of Merchant Supreme’s business depends on its ability to secure fishing licenses directly or through third parties.

Fishing is a highly regulated industry. Merchant Supreme’s operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. For example, commercial fishing operations are subject to government license requirements that permit them to make their catch. Merchant Supreme’s ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or a loss or denial of extensions, to any of these licenses or permits could hamper our ability to produce revenues from fishing operations.

Merchant Supreme is dependent on affiliates and third parties for its operations.

A large portion of Merchant Supreme’s transportation operations are conducted by two of Merchant Supreme’s affiliates, Haifeng Dafu Enterprise Company Limited and Hai Yi Shipping Limited. If for any reason these two companies became unable or unwilling to continue to provide services to us, this would likely lead to a temporary interruption in transportation at least until we found another entity that could provide these services. Failure to find a suitable replacement, even on a temporary basis, may have an adverse effect on our results of operations.

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A large portion of Merchant Supreme’s operations are conducted from a base owned by Avona Mina Lestari, or Avona, an affiliate of Merchant Supreme. Merchant Supreme contracts with Avona for the right to use the base. Avona also handles certain agency services, including customs applications and fees for Merchant Supreme. If for any reason Avona became unable or unwilling to continue to provide its services to us, this would likely lead to a temporary interruption in our operations, at least until Merchant Supreme found another entity that could provide these services. Failure to find a suitable replacement for Avona, even on a temporary basis, may have an adverse effect on our results of operations.

We may be adversely affected by fluctuations in raw material prices and selling prices of products.

The products and raw materials Merchant Supreme uses may experience price volatility caused by events such as market fluctuations, weather conditions or changes in governmental programs. Raw materials consist primarily of bait, including sardines, anchovies, mackerel and other small fish. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These prices changes may ultimately result in increases in the selling prices of products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We may not be able to effectively manage our growth, which may harm our profitability.

Our strategy is to expand our business. If we fail to effectively manage this growth, our financial results could be adversely affected. Growth may place a strain on management systems and resources, including business development capabilities, systems and processes and access to financing sources. As we grow, we must continue to hire, train, supervise and manage new employees. In connection with Merchant Supreme’s fishing business, we may not be able to:

• meet capital needs;

• expand systems effectively or efficiently, or in a timely manner;

• allocate human resources optimally;

• identify and hire qualified employees or retain valued employees; or

• incorporate effectively the components of any business that may be acquired in our effort to achieve growth.

If we are unable to manage growth, our operations and financial results could be adversely affected by inefficiency, which could diminish our profitability.

Merchant Supreme’s business requires talented personnel who we may not be able to attract and retain.

Merchant Supreme depends in large measure on the abilities, expertise, judgment, discretion, integrity and good faith of its management and other personnel in conducting the business of the company. Merchant Supreme has a small management team, and the loss of a key individual or inability to attract suitably qualified staff could materially adversely impact the fishing business.

The key personnel of Merchant Supreme are Mr. Deming Chen, vice general manager, Mr. Dong Wang, general coordinator of the shipping department, Mr. Qing Lin, assistant of the chairman of the board of directors, Mr. Longhao Zhuo, chief supervisor of the sales department, and Mr. Longhao Zhuo, who is mainly responsible for wholesale and fresh sea food retail business. Mr. Lin assists the chairman in dealing with daily operating matters, such as developing business plans and managing and supervising related projects.

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Merchant Supreme’s success depends on the ability of its management and employees to interpret and respond to economic, market and environmental conditions in its operating areas correctly. Further, Merchant Supreme’s key personnel may not continue their association or employment, which and replacement personnel with comparable skills may not be available, which may adversely affect our business.

Merchant Supreme’s insurance coverage may be inadequate to cover we may incur or to fully replace a significant loss of assets.

Merchant Supreme’s involvement in the fishing industry may result in liability for pollution, property damage, personal injury or other hazards. Although Merchant Supreme believes it has obtained insurance in accordance with PRC industry standards to address such risks, such insurance has limitations on liability and/or deductible amounts that may not be sufficient to cover the full extent of such liabilities or losses. In addition, such risks may not, in all circumstances, be insurable or, in certain circumstances, we may choose not to obtain insurance to protect against specific risks due to the high premiums associated with such insurance or for other reasons. The payment of such uninsured liabilities would reduce the funds available to us. If we suffer a significant event or occurrence that is not fully insured, or if the insurer of such event is not solvent, we could be required to divert funds from capital investment or other uses towards covering any liability or loss for such events.

Earthquakes, tsunamis, adverse weather or oceanic conditions or other calamities may disrupt Merchant Supreme’s operations and could adversely affect sales.

Merchant Supreme’s fishing expeditions are based out of the Arafura Sea, Indonesia, and Merchant Supreme has cold storages located in MaWei in the Fujian province on the southeast coast of China. In 2004, an undersea earthquake occurred off the west coast of Sumatra Indonesia. This earthquake triggered a series of devastating tsunamis along the costs of most landmasses boarding the Indian Ocean. More than 225,000 people in 11 countries were killed, and coastal communities were inundated with waves up to 100 feet. Due to the location of Merchant Supreme’s business, it may be at risk of experiencing another tsunami, earthquake or other adverse weather or oceanic conditions. This may result in the breakdown of facilities, such as its cold storage facilities, which could lead to deterioration of products with the potential for spoilage. This could also adversely affect the ability to fulfill sales orders and, accordingly, adversely affect profitability. Adverse weather conditions affecting the fishing grounds where the fishing vessels owned by Merchant Supreme operate, such as storms, cyclones and typhoons, or cataclysmic events such as tsunamis, may also decrease the volume of fish catches or hamper fishing operations. Our operations may also be adversely affected by major climatic disruptions such as El Nino which in the past has caused significant decreases in seafood catches worldwide.

We may be affected by global climate change or by legal, regulatory or market responses to such changes.

The growing political and scientific sentiment is that increased concentrations of carbon dioxide and other greenhouse gases in the atmosphere are influencing global weather patterns. Fresh products, including seafood products, are vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are quite common but difficult to predict and may be influenced by global climate change. Similarly, changing weather patterns, along with the increased frequency or duration of extreme weather conditions, could impact the availability of the fish species Merchant Supreme catches.

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Concern over climate change, including global warming, has led to legislative and regulatory initiatives directed at limiting greenhouse gas, or GHG, emissions. For example, proposals that would impose mandatory requirements on GHG emissions may be considered by policy makers in the territories in which Merchant Supreme operates. Laws enacted that directly or indirectly affect fishing, distribution, packaging, cost of raw materials, fuel, and water could all adversely impact our business and financial results.

A dramatic reduction in fish resources may adversely affect our business.

Merchant Supreme is in the business of catching and selling marine catch. Due to over-fishing, the stocks of certain species of fish may be dwindling and to counteract such over-fishing, governments may take action that may be detrimental to our ability to conduct operations. If the solution proffered or imposed by the governments controlling the fishing grounds were to limit the types, quantities and species of fish that we are able to catch, our operations and prospects may be adversely affected.

Changes in the policies of the PRC government impacting the fishing industry may adversely affect our business.

The fishing industry in the PRC is subject to policies implemented by the PRC government. The PRC government may impose restrictions on aspects of Merchant Supreme’s business such as regulations for the management and ownership of vessels. If the raw materials used by us or our products become subject to any form of government control, then depending on the nature and extent of the control and our ability to make corresponding adjustments, we may face a material adverse effect on our business and operating results.

Separately, our business and operating results also could be adversely affected by changes in policies of the Chinese government such as: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on currency conversion, imports on sources of supplies; or the expropriation or nationalization of private enterprises. Although the Chinese government has been pursuing economic reform policies for approximately two decades to liberalize the economy and introduce free market aspects, the government may not continue to pursue such policies and such policies may be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting China’s political, economic and social life.

Merchant Supreme has large amounts of loans due from related parties. There are no definitive agreements in place governing the terms of these loans, the loans are not collateralized, carry no interest and do not have specific repayment terms. Consequently, we may not be able to compel repayment of these loans which may reduce our ability to expand and continue to operate the business, which will have a material adverse effect on our financial condition and results of operations.

As of December 31, 2012, Merchant Supreme had $86.6 million in loans due from related parties. Merchant Supreme also owed related parties an amount of $37 million. The net amount due from related parties as of December 31, 2012 was thereby $49.6 million. Under the terms of the Share Purchase Agreement, 70% of the net amount due from related parties per the September 30, 2012 balance sheet, or $48.3 million, should have been repaid in connection with the consummation of the share purchase. As of March 31, 2013, $5.8 million had already been repaid by the applicable related parties. The remaining $42.5 million was not fully repaid in cash upon the consummation of the Merchant Supreme share purchase, and CGEI and Xinrong Zhuo have agreed that the outstanding amount can be repaid with fishing vessels from Hong Long instead of cash, since Hong Long’s fishing vessels have licenses and will help Merchant Supreme increase its operations in the short term. Additional fishing vessels with licenses will enable Merchant Supreme to increase its harvest volume, revenue and net income rapidly. The fair value of such fishing vessels will be determined by an independent appraisal company hired by the independent directors of the board of directors of the combined company, Pingtan Marine Enterprise Ltd. Any repayment using fishing vessels from Hong Long is expected to be finished within 60 days of the consummation of the Merchant Supreme share purchase. Xinrong Zhuo will provide a written guarantee that the applicable related party of Merchant Supreme will repay the remaining 30% of the outstanding amount on or prior to the first anniversary of the consummation of the Merchant Supreme share purchase. If such amount is not fully repaid on time, Xinrong Zhuo will pay the outstanding amount. As of March 31, 2013, the total net amount owed by related parties was $43.8 million. These related party loans are not collateralized, carry no interest and do not have specific repayment terms. There are no definitive agreements in place governing the terms of these loans. Consequently, we may not be able to compel repayment of these loans which may reduce our ability to expand and continue to operate the business, which will have a material adverse effect on our financial condition and results of operations. As the loans carry no interest, Merchant Supreme also gains no benefits from the loans. Since there are no definitive agreements regulating the repayment terms of the loans, Merchant Supreme can request the repayment of the loans at any time and the related parties in question can also repay the loans at any time. The arbitrary timing of the repayment may have a material impact on our liquidity management and operations.

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Merchant Supreme has entered into certain pledge agreements pledging 10 fishing vessels as collateral to secure a loan to Hong Long, a fishing company controlled by Mr. Xinrong Zhuo. The pledge has no beneficial purpose for Merchant Supreme itself and Merchant Supreme could lose its fishing vessels if Hong Long were to default on the loans, which could be detrimental for our operations.

In October 2012, Merchant Supreme entered into two pledge contracts with China Minsheng Banking Corp., Ltd. pursuant to which Merchant Supreme pledged 10 fishing vessels with carrying amounts of approximately $9,500,000, as collateral to secure Hong Long’s $10,300,000 in long-term loans from the financial institution, which are due April 18, 2015. Merchant Supreme pledged the collateral for Hong Long’s loan because the two companies at the time of the pledge were both controlled by Mr. Xinrong Zhuo, however, the pledge has no beneficial purpose for Merchant Supreme itself. The pledged vessels are newly built and as of December 31, 2012, their carrying amount accounts for approximately 26% of the carrying amount of all property and equipment owned by Merchant Supreme. Consequently, if Hong Long was to default on the loans and Merchant Supreme would lose the vessels, it could be detrimental for our operations.

Risks Relating to Doing Business in the PRC

Certain political and economic considerations relating to PRC could adversely us.

The PRC is passing from a planned economy to a market economy. The Chinese government has confirmed that economic development will follow a model of market economy under socialism. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans adopted by the government that set down national economic development goals. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms are unprecedented or experimental for the PRC government, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or our business development. Our operating results may be adversely affected by changes in the PRC’s economic and social conditions as well as by changes in the policies of the PRC government, which we may not be able to foresee, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the rate or method of taxation, and imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

The PRC legal system is a civil law system. Unlike the common law system, such as the legal system used in the United States, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our, business and prospects. In addition, as these laws, regulations and legal requirements are relatively recent, their interpretation and enforcement involve significant uncertainty.

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The political and economic policies of the PRC government could affect our businesses and results of operations.

 The economy of the PRC differs from the economies of most developed countries in a number of respects, including the degree of government involvement, control of capital investment, and the overall level of development.  Before its adoption of reform and open up policies in 1978, China was primarily a planned economy.  In recent years the PRC government has been reforming the PRC economic system and the government structure.  These reforms have resulted in significant economic growth and social progress.  Economic reform measures, however, may be adjusted, modified or applied inconsistently from industry to industry or across different regions of the country.  As a result, we may not continue to benefit from all, or any, of these measures.  In addition, it cannot be predicted whether changes in the PRC’s political, economic and social conditions, laws, regulations and policies will have any adverse effect on our business, financial condition and results of operations.

The PRC legal system is evolving and has inherent uncertainties regarding interpretation and enforcement of PRC laws and regulations that could limit the legal protections available to you.

 Fujian Service and Pingtan Fishing, our two PRC operating company, are organized under the laws of the PRC.  The PRC legal system is based on written statutes.  Prior court decisions may be cited for reference but have limited weight as precedents.  Since 1979, the PRC government has been developing a comprehensive system of commercial laws and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade.  However, because these laws and regulations are relatively new, and because of the limited number and non-binding nature of published cases, the interpretation and enforcement of these laws and regulations involve uncertainties.

Our operations and assets in the PRC are subject to significant political and economic uncertainties.

 Changes in PRC laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency or the nationalization or other expropriation of private enterprises could have a material adverse effect on our business, results of operations and financial condition.  The PRC government has been pursuing economic reform policies that encourage private economic activity and greater economic decentralization.  The PRC government may continue to pursue these policies, and it may significantly alter these policies from time to time without notice.

We may be required to obtain prior approval from Ministry of Commerce and the China Securities Regulatory Commission for CDGC’s prior merger, the Business Combination and the listing and trading of our securities on any U.S. stock exchange, which may subject us to sanctions or adversely affect our business, financial condition, results of operations, reputation and prospects.

On August 8, 2006, six PRC regulatory authorities, including the Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or the CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 and was amended on June 22, 2009 by the MOFCOM, or the M&A Regulations.  The M&A Regulations, among other things, require that the approval from MOFCOM be obtained for acquisitions of affiliated domestic entities by foreign entities established or controlled by domestic natural persons or enterprises, and also require that an offshore special purpose vehicle, or SPV, formed for purposes of overseas listing of equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals, obtain the approval of the CSRC prior to the listing and trading of such SPV’s securities on an overseas stock exchange.  On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by SPVs.  The CSRC approval procedures require the filing of a number of documents with the CSRC.

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As of the date of this prospectus, the application of the M&A Regulations remains unclear, with no consensus among leading PRC law firms regarding the scope and applicability of the CSRC approval requirement.  CDGC’s PRC legal counsel, Dacheng Law Offices LLP (Fuzhou), based on its understanding of current PRC laws, regulations and rules, advised CDGC that the M&A Regulations are not applicable to CDGC or the series of transactions CDGC previously consummated to establish CDGC’s corporate structure prior to the Business Combination, and that the Merger would not require CSRC’s approval, because CDGC’s founder and controlling shareholder prior to the Business Combination, Mr. Xinrong Zhuo, is a citizen of the Hong Kong Special Administrative Region and not a mainland PRC natural person.  In addition, Merchant Supreme’s PRC legal counsel advised, on the same basis, that the M&A Regulations were not applicable to the consummation of the acquisition or the reorganization of Merchant Supreme contemplated by the Share Purchase Agreement. However, the relevant PRC government authorities, including MOFCOM and the CSRC, may reach a different conclusion than CDGC’s and Merchant Supreme’s PRC counsel.  If prior approval from MOFCOM or the CSRC was required for these prior transactions we may face sanctions by MOFCOM, the CSRC or other PRC regulatory agencies. In additions, if prior MOFCOM of CSRC approval is required for the merger but not obtained (which the parties do not intend to request), we may face these sanctions.  Consequently, it is possible that MOFCOM, the CSRC or other PRC regulatory agencies may impose fines and penalties on our operations in the PRC, limit our operations in the PRC, or take other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.   MOFCOM, the CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, not to commence a public offering.

The Circular of the General Office of the State Council on the Establishment of Security Review System Regarding the Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated on February 3, 2011, or the Circular of Security Review, and the Regulations of Implementing the Security Review System Regarding Merger and Acquisition of Domestic Enterprises by Foreign Investors promulgated by MOFCOM on August 25, 2011, or the Regulations of Security Review collectively, provide that any foreign investor should file an application with MOFCOM for the merger and acquisition of domestic enterprises in sensitive sectors or industries. Furthermore, the Regulations of Security Review may not be substantially evaded by VIE control or any other methods, which means even when a foreign investor is to obtain the actual control of a domestic enterprise through VIE (Variable Interest Entities) control and not by a direct merger or acquisition, the foreign investor still has to file the application with MOFCOM for security review approval, as the applicable authorities have taken a strict approach in the enforcement of the national security review. Consequently, the assessment of applicability of the national security review process is based on the substance and actual impact of a transaction, so that foreign investors cannot evade the national security review via alternative transaction structures, including VIE control, or other structures such as trusts, multi-tier investments, leases, loans, or offshore transactions. The Circular of Security Review was put into effect on March 5, 2011. As CDGC’s prior ownership structure and contractual arrangements were established before 2011, when the Circular of Security Review was promulgated, CDGC’s PRC counsel Dacheng Law Offices LLP (Fuzhou), advised it that the Regulations of Security Review did not apply to CDGC or the series of transactions CDGC previously consummated to establish its current corporate structure. Further, MOFCOM has, for its inner review process, stipulated a range of the business items which are required to be reviewed. With reference to such business items, we believe that the Regulations of Security Review did not apply to the Merger. However, the relevant PRC regulatory authorities may have a different view or interpretation in this regard when implementing the Regulations of Security Review. As a result, our future mergers and acquisitions of PRC domestic enterprises may be subject to PRC security review, which could be time-consuming and complex, and in turn affect the ability to expand the dredging and fishing business we currently conduct or maintain market share.

In addition, Pingtan Fishing, our PRC fishing operating subsidiary, owns 40 vessels, all of which are operating in Indonesia or India. According to the PRC Regulation of Ship Registration and the Measures of Registration for Fishing Vessels, a vessel owned by a PRC enterprise should be registered with China nationality, provided that the foreign investment in such enterprise should not exceed 50%.

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Pingtan Fishing is the legal owner of its fishing vessels and all such fishing vessels have been registered under the name of Pingtan Fishing and with China nationality. According to PRC Measures on the Registration of Fishing Vessels, or the Fishing Vessel Registration Regulation, a PRC individual or legal entity must register its fishing vessels with applicable fishing administrative authorities. Such statutory obligation for the vessel owner is provided for the purpose of, among other things, strengthening the administration of fishing vessels by government and to safeguard the legal interests and rights of the owners to their vessels. The Fishing Vessel Registration Regulation also provides the list of documents and materials which should be submitted to the registration authorities by the fishing vessel owner in connection with registration. In compliance with the requirements of the Fishing Vessel Registration Regulation, Pingtan Fishing has submitted all such documents and materials, which do not need to include any information about Mr. Zhuo’s indirect control of Pingtan Fishing, to the registration authorities. Consequently, PRC authorities recognize Pingtan Fishing as the legal owner of its fishing vessels. Although not expressly permitted by the applicable laws and regulations, Mr. Zhuo, as a Hong Kong citizen and our controlling shareholder, is not expressly prohibited from indirectly controlling the fishing vessels owned by Pingtan Fishing and, consequently, Pingtan Fishing does not have to apply to PRC authorities for operations in PRC waters.

Due to various restrictions under PRC laws on the distribution of dividends by PRC operating companies, we may not be able to pay dividends to our shareholders.

The Wholly-Foreign Owned Enterprise Law (1986), as amended, The Wholly-Foreign Owned Enterprise Law Implementing Rules (1990), as amended, and the Company Law of the PRC (2006) contain the principal regulations governing dividend distributions by Wholly-Foreign Owned Enterprises, or WFOEs.  Under these regulations, WFOEs may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  Additionally, they are required to set aside each year 10% of its net profits, if any, based on PRC accounting standards, to fund a statutory surplus reserve until the accumulated amount of such reserve reaches 50% of their respective registered capital.  These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes.  The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC.  We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from the profits of CDGC’s and Merchant Supreme’s respective WFOEs.

Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.  If we or our subsidiaries are unable to receive all of the economic value from the operations of these PRC subsidiaries through contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Because our principal assets are located outside of the United States and our directors and officers reside outside of the United States, it may be difficult for you to enforce your rights based on the United States federal securities laws against us and our officers and directors in the United States or to enforce foreign judgments or bring original actions in the PRC against us or our management.

All of our officers and directors reside outside of the United States.  In addition, our operating subsidiaries are located in the PRC and all of their assets are located outside of the United States.  The PRC does not have a treaty with United States providing for the reciprocal recognition and enforcement of judgments of courts.  Therefore, it may be difficult for investors in the United States to enforce their legal rights based on the civil liability provisions of the United States federal securities laws against us in the courts of either the United States or the PRC and, even if civil judgments are obtained in courts of the United States, to enforce such judgments in PRC courts.

 In addition, since we are incorporated under the laws of the Cayman Islands and our corporate affairs are governed by the laws of the Cayman Islands, it may not be possible for investors to originate actions against us or our directors or officers based upon PRC laws, and it may be difficult, if possible at all, to bring actions based upon Cayman Islands laws in the PRC in the event that you believe that your rights as a shareholder have been infringed.

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If the PRC government determines that our contractual arrangements that establish the structure for our business operations do not comply with applicable PRC laws, rules and regulations, we could be subject to severe penalties or be forced to restructure our ownership structure.

Foreign ownership of ships that are authorized to operate within PRC waters is subject to significant restrictions under current PRC laws, rules and regulations.  According to the Regulation of Ship Registration of the PRC and other related regulations, a ship with more than 50% foreign ownership may not be registered with China nationality.  In addition, a ship without a China nationality is not allowed to operate within PRC waters. According to the requirements of the Rules of PRC Governing Vessels of Foreign Nationality, effective as of September 18, 1979, and other applicable rules and regulations, foreign vessels are required to obtain applicable permissions from the PRC administrative authorities for port entries into, navigations in, and exits from the PRC inland waterways and territorial seas.  Furthermore, the Regulations Related to Foreign-Invested Construction Enterprises, or the RAFCE, provides that wholly foreign-owned construction enterprises may only undertake certain types of construction projects prescribed by the RAFCE within the scope of their qualifications.  According to such stipulations, the business operations of our main operating company, Fujian Service, or any similar operating company used in the future will be adversely affected if its foreign-owned equity is increased to more than 50%.

To comply with applicable PRC laws, rules and regulations, CDGC directly owns 50% of the equity interests of Fujian Service, CDGC’s operating company, and entered into the VIE Agreements with Wonder Dredging, which is a PRC domestic company and legal owner of the other 50% equity interests of Fujian Service, and the shareholders of Wonder Dredging.  CDGC believes these contractual arrangements give it total control and 100% beneficial interest in the 50% of Fujian Service and 100% of Wonder Dredging that CDGC does not directly own.  CDGC has no business activities other than holding an indirect controlling interest in its PRC operating companies and VIEs. We may enter into similar contractual arrangements in the future with other entities. CDGC has been advised by CDGC’s PRC legal counsel that (a) CDGC’s contractual arrangements are in compliance with the requirements of applicable PRC laws and regulations and are in full force and effect; (b) the execution, delivery, effectiveness, enforceability and performance of such contractual arrangements by any of the CDGC’s subsidiaries do not (i) result in any violation of the provisions of the articles of association, business licenses or other constitutive documents of such parties, (ii) conflict with or constitute a breach of any contracts, agreements, or other instruments to which any such parties is a party or by which any of them may be bound, or to which any of the property or assets of such parties is subject, or (iii) result in any violation of any judgment, award, order, writ or decree of any government body, court, arbitration panel, domestic or foreign, having jurisdiction over any such party.  However, the relevant PRC regulatory authorities have broad discretion in determining whether a particular corporate structure or contractual arrangement violates applicable PRC laws, rules and regulations, and may take a different view from that of CDGC’s PRC legal counsel.  If the ownership structure or contractual arrangements are found to be in violation of any existing or future PRC laws, rules or regulations, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including imposition of fines, revocation of the business and operating licenses of Fujian Service, whose business and operating licenses will be essential to the operation of our business, confiscation of our income or the income of Fujian Service, or requiring us, our PRC subsidiary and Fujian Service to restructure the relevant ownership structure, operations or contractual arrangements and taking other regulatory or enforcement actions that could be harmful to our business.

As Fujian Service directly owns the dredgers registered under its name and Fujian WangGang, the WFOE, only owns 50% of the equity interest in Fujian Service, all of Fujian Service’s dredgers have been registered with China nationality. According to PRC Regulations on the Registration of Ships, or the Ship Registration Regulation, vessels owned by a PRC domestic enterprise with business operations within China are required to be registered with the applicable harbor supervisory authorities. Such statutory obligations of a vessel owner are provided for the purpose of, among other things, strengthening the administration of the vessels by the government and to safeguard the legal interests and rights of the owners to their vessels. The Ship Registration Regulation also provides a list of documents and materials which should be submitted to the registration authorities by the ship owners in connection with registration. In compliance with the requirements of the Ship Registration Regulation, Fujian Service has submitted all such documents and materials, which do not need to include any information about Mr. Zhuo’s indirect control of Fujian Service, to the registration authorities. Consequently, the PRC authorities recognize Fujian Service as the legal owner of the dredgers. Although not expressly permitted by the applicable laws and regulations, Mr. Zhuo, as a Hong Kong citizen and ultimate controlling shareholder of Fujian Service, is not expressly prohibited from indirectly controlling the dredgers owned by Fujian Service and, consequently, Fujian Service does not have to apply to PRC authorities for operations in PRC waters.

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In addition, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements.  The imposition of any of these penalties and the effect of any new PRC laws, rules and regulations applicable to our corporate structure and contractual arrangements could have a material adverse effect on our financial condition and results of operations.

Contractual or other arrangements among CDGC’s affiliates may be subject to scrutiny by PRC tax authorities, and a finding that CDGC or CDGC’s affiliates owe additional taxes could substantially reduce our profitability and the value of your investment.

As a result of CDGC’s contractual arrangements, CDGC is entitled to substantially all of the economic benefits of ownership of Fujian Service and Wonder Dredging and also bears substantially all of their economic risks.  If the PRC tax authorities determine that the economic terms, including pricing, of CDGC’s arrangements in respect of Fujian Service were not determined on an arm’s length basis, we could be subject to significant additional tax liabilities and other penalties, which may materially adversely affect our operation results.

Contractual arrangements, including voting proxies, with CDGC’s affiliated entities for CDGC’s dredging businesses may not be as effective in providing operational control as direct or indirect ownership.

Since applicable PRC laws, rules and regulations restrict foreign ownership in the enterprises which own the ships allowed to operate within PRC waters, CDGC only directly owns 50% equity interests of Fujian Service, CDGC’s operating company, and entered into a series of contractual arrangements with Wonder Dredging, which is a PRC domestic company and legal owner of the other 50% equity interests of Fujian Service, and all the shareholders of Wonder Dredging. We may enter into similar contractual arrangements in the future with other entities. Fujian Service holds the licenses and approvals pertaining to the operation of CDGC’s dredging business.  CDGC conducts CDGC’s dredging business and derives related revenues through the direct ownership and contractual arrangements.  As CDGC does not have a controlling ownership interest in Fujian Service, these contractual arrangements, including the voting proxies granted to cdgc, may not be as effective in providing CDGC with control over these companies as 100% direct or indirect ownership.  If CDGC were the controlling shareholder of Fujian Service with direct or indirect ownership, we would be able to exercise rights as a shareholder to effect changes in the board of directors more effectively, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level.

However, if Fujian Service, Wonder Dredging or the shareholders of Wonder Dredging fail to perform their obligations under these contractual arrangements, we may be forced to (i) incur substantial costs and resources to enforce such arrangements, including the voting proxies, and (ii) rely on legal remedies available under PRC law, including exercising the call option right over the equity interests in Fujian Service, seeking specific performance or injunctive relief, and claiming monetary damages. There are also various difficulties related to the enforcement of these contractual arrangements. For example, any legal remedies must be sought by Fujian WangGang, since Fujian WangGang is the direct contract party to the contractual arrangements, and injunctive relief is not likely to be available under PRC law in the circumstances of a breach of these arrangements. Limitations on foreign ownership may prevent us from exercising the call option. In addition, even in the event of a grant of monetary damages by a PRC court, Fujian WangGang may not collect such damages if the opposite party(ies) in a litigation are incapable of payment. Fujian WangGang may exercise the rights underlying the equity pledge agreement to receive payment of the proceeds from disposal of the pledged equity interest in Wonder Dredging, but in such event the monetary damages will be limited to the amount pledged under the equity pledge agreement. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements our business, financial condition and results of operations could be materially and adversely affected.

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If SAFE determines that its foreign exchange regulations concerning “round-trip” investment apply to us and our shareholding structure, a failure by us to comply with these regulations may restrict our ability to distribute profits, restrict our overseas and cross-border investment activities or subject us to liability under PRC laws, which may materially and adversely affect our business and prospects.

In October 2005, SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fundraising and Roundtrip Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, which became effective as of November 1, 2005 and which was supplemented by several notices and regulations thereafter.   These regulations are referred to collectively as SAFE Circular No. 75.  Under SAFE Circular No. 75, PRC citizens, residents and entities that make, or have previously made prior to the implementation of SAFE Circular No. 75, direct or indirect investments in offshore SPVs will be required to register those investments with the local branch of SAFE.  In addition, any PRC citizen, resident, or entity which is a direct or indirect shareholder of an SPV is required to update the previously filed registration with the local branch of SAFE, with respect to that SPV, to reflect any material change. Moreover, the PRC subsidiary of the SPV is required to urge its shareholders who are PRC citizens, residents, or entities to update their registration with the local branch of SAFE.  The registration and filing procedures under SAFE Circular No. 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders’ loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds or the return of funds upon a capital reduction.

The founder of CDGC and Merchant Supreme, and our controlling shareholder, Mr. Xinrong Zhuo, obtained his Hong Kong identity card in 2005 and surrendered his PRC identity card subsequently thereto. SAFE Circular No. 75 provides that individuals without PRC identities that habitually reside in mainland China for the sake of economic interest should be considered PRC residents, who are required to register their direct or indirect investments in offshore SPVs with the local branch of SAFE. SAFE Circular No. 75 further provides that individuals who have their permanent domicile in mainland China and have been permanently residing in mainland China after temporary departure should be considered PRC residents, no matter whether they have a PRC identity or not. Although he leaves the PRC from time to time and maintains his Hong Kong identity card, Mr. Xinrong Zhuo has been residing in mainland China for most of the time since the SAFE Circular No. 75 became effective. Accordingly, it is possible that PRC authorities may consider Mr. Zhuo to be a PRC resident. As of the date of this prospectus, Mr. Zhuo has not made registrations or filings according to SAFE Circular No. 75. Due to uncertainty over how SAFE Circular No. 75 will be interpreted and implemented. We cannot predict how SAFE Circular No. 75 will affect our business operations or future strategies.  If SAFE Circular No. 75 were determined to apply to us or any of our PRC resident shareholders, none of whom to our knowledge has made registrations or filings according to SAFE Circular No. 75, a failure by any such shareholders or beneficial owners to comply with SAFE Circular No. 75 may subject the relevant shareholders or beneficial owners to penalties under PRC foreign exchange administrative regulations, and may subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries’ ability to make distributions or pay dividends or affect our ownership structure and capital inflow from the offshore entity, which would have a material adverse effect on our business, financial condition, results of operations and liquidity.  In addition, we may not be informed of the identities of the Chinese resident beneficial owners, if any, and unable to urge them to comply with SAFE Circular No. 75.  The failure or inability of our beneficial owners who are PRC citizens, residents or entities to make or amend any required registrations may subject these PRC residents or, our PRC subsidiary to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’s ability to make distributions or pay dividends to our, as a result of which our business operations and ability to distribute profits to our shareholders may be materially and adversely affected.

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In December 2009, the PRC State Administration for Taxation issued a notice, known as “Circular 698,” addressing PRC income tax issues in connection with transfers of equity by a non-PRC resident enterprise that directly or indirectly holds an interest in a PRC resident enterprise. Circular 698 requires certain tax filings with, and the submission of comprehensive information to, the applicable tax authorities regarding the transfer, which must be made by the seller within 30 days of entering into the agreement or receiving consideration in connection with the sale. The filings and submissions are designed to assist the taxing authorities in evaluating whether the transfer has a reasonable business purpose. If the transfer does not have a reasonable business purpose, Circular 698 provides that the seller is subject to PRC income tax on the gains received from the transfer of the PRC resident enterprise. Although the tax obligations generally apply to the seller, the PRC resident enterprise that is transferred is also subject to certain requirements to assist the PRC tax authorities in collecting the taxes, potentially including withholding agent obligations. Circular 698 is relatively new with limited implementation guidance, and it is uncertain how it will be interpreted, implemented or enforced. For example, there is no clear guidance regarding what constitutes a “reasonable business purpose” or the assistance obligation applicable to the transferred PRC resident enterprise. We cannot predict how Circular 698 will apply to current or future acquisition strategies and business operations. For example, if we acquire a PRC resident enterprise through the acquisition of an offshore holding company; the acquired PRC resident enterprise may have broad and uncertain obligations to assist the PRC tax authorities in collecting tax from the seller. Similarly, if we sell or are deemed to have sold one of our PRC resident enterprises owned through an offshore holding company, we may face comprehensive filing obligations that could delay the transaction or result in significant taxes, potential sanctions or other enforcement action, or other adverse considerations, which could have an adverse impact on our ability to consummate such a transaction or expand our business and market share.

CDGC and Merchant Supreme may be classified as a PRC “resident enterprises” under the PRC enterprise income tax law, which could result in unfavorable tax consequences for us and our shareholders and have a material adverse effect on our results of operations.

Under the PRC’s Enterprise Income Tax Law, or the EIT Law, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in China to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax.  Under the arrangement for avoidance of double taxation between mainland China and Hong Kong, the effective withholding tax applicable to a Hong Kong non-resident company is 5% if it directly owns no less than a 25% stake in the Chinese foreign-invested enterprise.

Under the EIT Law, an enterprise established outside China with its “de facto management body” within China is considered a “resident enterprise” in China and is subject to the Chinese enterprise income tax at the rate of 25% on its worldwide income.  CDGC and Merchant Supreme, both BVI holding companies, may be deemed to be PRC resident enterprises under the EIT Law and be subject to the PRC enterprise income tax at the rate of 25% on CDGC’s worldwide income.  It is also unclear whether any dividends CDGC receives from Fujian WangGang and the dividends Merchant Supreme receives from Guansheng Ocean Aquatic Products Co., Ltd, respectively, constitute dividends between resident enterprises and therefore are exempted from income tax, even if CDGC and Merchant Supreme are deemed to be a “resident enterprises” for PRC enterprise income tax purposes.  If the Chinese tax authorities determine that we should be classified as a resident enterprise, foreign securities holders will be subject to a 10% withholding tax upon dividends payable by us and subject to income tax upon gains on the sale of securities under the EIT Law. Any such tax may reduce the returns on the investment in us.

Fujian Service has operated its construction business without the appropriate qualification certificate and therefore may be subject to various penalties.

PRC laws and regulations concerning construction or construction enterprises require that a construction enterprise must hold a qualification certificate for the purpose of undertaking construction projects.  Furthermore, there are three levels of qualifications for enterprises undertaking waterway engineering projects and a license holder may only carry out projects permitted by its level of qualification.  A construction enterprise is prohibited from undertaking projects without the requisite qualification certificate or exceeding the scope permitted by its level of qualification, otherwise it may be subject to penalties, fines, confiscation of the gains derived from the business activities or the suspension of operations.  In addition, if a construction enterprise without the requisite qualification certificate is involved in any dispute in relation with the construction, the relevant court may rule the construction contract to be void.  However, despite the void construction contract, if the construction has been completed and accepted after inspection, the construction enterprise would be entitled to make a claim for the project payment.

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Where a construction enterprise, which has acquired the construction qualification, applies for a higher level of qualification or to add new items to its qualification, the approval authorities may not approve its application if the construction enterprise, within a year before the day of application, has undertaken a project beyond the scope permitted by its level of qualification.

Fujian Service, commenced its business operation since January 2008 but obtained Level-III qualification only in August 2010.  In addition, all major business contracts executed and performed by Fujian Service exceed the permitted scope for Level-III qualification.  Although Fujian Service has received all project payments in accordance with the related construction contracts so far, and has not received any notice from PRC authorities for its previous or existing non-compliance, PRC authorities may impose any of the sanctions described above on Fujian Service.

To be eligible for the Level-II qualification, a construction company is required to meet certain criteria as set forth in the PRC Criterion for Qualifications of Construction Enterprises, or the Qualification Regulations.  Fujian Service meets all of the criteria for the Level-II qualification except the following:  (i) it does not have a dredger with 2 cubic meter volume; (ii) it does not have 150 or more engineers and financial managers; and (iii) the project manager does not have 10 years or more experience in construction management with a minimum of mid-level class qualification.  Fujian Service plans to recruit personnel with the requisite experience and qualifications and to purchase a dredger with 2 cubic meter volume in order to be eligible for the Level-II qualification.  However, it may take significant time for Fujian Service to meet such criteria.  As Fujian Service has not complied with the relevant laws and regulations, such application may not be approved.  If Fujian Service fails to upgrade its qualification in a timely manner and meanwhile continues to undertake projects exceeding the scope of Level-III qualification, it may be subject to fines, confiscation of the gains derived from the business activities or the suspension of operations, and the contracts may be ruled unenforceable or void if any dispute arises, which could materially and adversely affect our business and results of operations.

Fujian Service has not obtained the consents from construction project owners for a substantial number of contracts in-progress, which therefore may be held invalid and subject Fujian Service to confiscation of the associated income.

According to the 1997 PRC Construction Law, or the Construction Law, and other related regulations, if a general contractor subcontracts part of the projects to subcontractors with appropriate qualifications, except for the subcontracting as permitted in the general contracting agreement, prior approval from project owners is required.  According to the Interpretation by the PRC Supreme Court Concerning the Application of Law in Trial of Dispute Cases Involving Construction Project Contracts, if a contractor illegally assigns or subcontracts the construction project, such act is invalid.  The people’s court may confiscate the illegal income already obtained by the party according to Article 134 of the Civil Law General Principles.  Among Fujian Service’s historical subcontracts, only a few general contractors have obtained the consent from the project owner, and of construction projects in progress no such consents have been obtained.  CDGC has not been involved in disputes with general contractors or project owners so far, but we may encounter such disputes in the future.  In the event a court determines that a general contractor has subcontracted the construction project illegally, the revenues of Fujian Service may be confiscated, which could materially and adversely affect our business and results of operations.

Fujian Service may face fines or other penalties as the required certificates of the dredgers owned or leased by it are missing or expired, and the crews of such vessels may face fines or the temporary seizure of their job qualification certificates.

The PRC Ship Minimum Safety Manning Rules, implemented by PRC Ministry of Communications, or the MOC, in June 2004, provides that the vessels with PRC Nationality should hold the Ship Minimum Safety Manning Certificate issued by maritime affairs administration authority. Further, the PRC Provisions of Inland River Maritime Affairs Administrative Penalty, issued by MOC in December 2004, provides that the owner or the operator of the vessel without the Ship Minimum Safety Manning Certificate should be ordered to make the correction within the time limit and imposed a fine ranging from RMB10,000 to RMB100,000. In the case that such owner or operator does not make any correction they may be ordered to cease the operation.

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The PRC Administrative Rules for Vessels Endorsement Book, implemented by MOC in May 2007, provides that vessels with PRC nationality should hold the Endorsement Book of Vessels. The PRC Provisions of Inland River Maritime Affairs Administrative Penalty provides that such vessels may be fined between RMB5,000 to RMB50,000 or even prohibited from the port entry or exit. The vessels’ crews taking charge of such matter may face temporary seizure of the relevant competence certificates from 3 months to 6 months.

PRC Enforcement Regulations for Water Pollution and Prevention and Control, issued by the PRC State Council, provides that vessels over 400 Tons which are navigating in inland water should hold the Oil Record Book required by the maritime affairs administrative authority. According to the PRC Admistrative Regulation for the Inland Water Environment Ship Pollution Prevention, the owner of the vessels may be fined RMB10,000 for any vessels without the Oil Record Book.

PRC Admistrative Regulation for the Inland Water Environment Ship Pollution Prevention provides that vessels over 400 Tons without valid prevention documents, such as Shipboard Oil Pollution Emergency Plan, may be fined up to RMB10,000.

PRC Radio Management Regulations, promulgated by PRC National Council and PRC Centre Military Committee in September 1993, provides that an enterprise radio station in a vessel without a license may be penalized, including sealing up or confiscation of such radio station facilities or confiscation of illegal gains. In the cases of gross violation of these regulations, such enterprise may fined from RMB1,000 to RMB5,000 or have their station license revoked.

The Enforcement Regulation of Mobile Communication Service Identification Management Method, promulgated by Ministry of Communications in November 2007, provides that all vessels with a PRC national flag and specified equipment must have the Ocean Mobile Communication Operation Identification Code Certificate. Any violations of such stipulations may lead to orders to cease the use of the identification code or revocation of the ship station license.

Currently the required certificates, as stated above, of some of the dredgers owned or leased by Fujian Service are missing or expired. Accordingly, Fujian Service may face fines or other penalties, and the specified crews of such vessels may face fines or the temporary seizure of their job qualification certificates, which could have an adverse effect on our ability to complete dredging projects, financial condition, results of operations, and business prospects.

Fujian Service has not obtained permits for Above-water and Under-water Construction Works and, therefore, may be subject to fines or ordered to rebuild, move or remove the works.

Under the Safety Administration Regulation on Above-water and Under-water Construction Works and Navigation, or the Above-water and Under-water Regulation, promulgated by the PRC Ministry of Transportation, or MOTRAN, the project owner or the contractor of a construction project is required to obtain the permit for above-water and under-water construction works and navigation.  However, it is not explicitly specified whether the project owner, the general contractor or each of the various subcontractors are ultimately responsible for obtaining the permit.  If the permit is not obtained upon the commencement of an above-water or under-water construction project, the relevant government authorities may impose penalties upon any of the enterprises involved in the project for violation of such regulations.  The penalties may include fines and orders to rebuild, move or remove the works.  Fujian Service has not obtained such permit for its construction works.  Although Fujian Service has not received any notice regarding penalties, there is risk that it may be subject to penalties due to non-compliance. Any such penalties may have an adverse effect on our financial position, results of operations, and business prospects.

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Fujian Service is responsible for the quality of the construction works undertaken by it, and any non-compliance with the related regulations identified may subject Fujian Service to penalties that may adversely affect our operations.

Under the Regulation on the Quality Management of Construction Projects issued by the State Council which took effect in January 2000, or the Supervision of Quality Regulations, the subcontractors will be jointly and severally responsible for the quality of the construction work in the case that the general contractor subcontracts part of the project work to the subcontractors.  If Fujian Service does not comply with the Supervision of Quality Regulations, it may be subject to fines, suspension of operations, degradation of the construction qualification, rework, repair and compensation, which may adversely affect our operations.  Although the completed projects in which Fujian Service has historically participated have all passed the inspection and acceptance upon their completion, there is risk that Fujian Service may be subject to penalties due to the future non-compliance.

Our employment practices may be adversely impacted under the labor contract law of the PRC.

The PRC National People’s Congress promulgated the Labor Contract Law, which became effective on January 1, 2008.  Compared to previous labor laws, the Labor Contract Law provides stronger protection for employees and imposes more obligations on employers.  According to the Labor Contract Law, employers have the obligation to enter into written labor contracts with employees to specify the key terms of the employment relationship.  The law also stipulates, among other things, (i) that all written labor contracts shall contain certain requisite terms; (ii) that the length of trial employment periods must be in proportion to the terms of the relevant labor contracts, which in any event may not be longer than six months; (iii) that in certain circumstances, a labor contract is deemed to be without a fixed term and thus an employee can only be terminated with cause; and (iv) that there are certain restrictions on the circumstances under which employers may terminate labor contracts as well as the economic compensations to employees upon termination of the employee’s employment.  A significant number of CDGC’s employees are contracted through Fujian Haiyi International Ship Service Agency Co., Ltd., a third-party agency company, in the case of the dredgers owned by Fujian Service, and through the lessors, in the case of the dredgers leased by Fujian Service.  Fujian Haiyi International Ship Service Agency Co., Ltd. and the lessors are responsible for managing, among others, payrolls and social insurance contributions of these employees.

We may be held jointly liable if Fujian Haiyi International Ship Service Agency Co., Ltd. or a lessor fails to pay such employees their wages and other benefits or otherwise become liable to these employees for labor law violations.  In addition, if we decide to significantly change or downsize our workforce, the Labor Contract Law could restrict our ability to terminate employee contracts and adversely affect our ability to make such changes to our work force in a manner that is most favorable to our business or in a timely and cost effective manner, which in turn may materially and adversely affect our financial condition and results of operations. If we are subject to severe penalties or incur significant legal fees in connection with labor law disputes or investigations, our business, financial condition and results of operations may be adversely affected.

Investors will have limited access to corporate records filed with the relevant PRC government authorities by the PRC operating entities.

All our PRC subsidiaries are companies registered in Fujian Province. The PRC State Administration for Industry and Commerce and its local counterparts, or collectively SAIC, is the PRC government authority governing the market supervision and administrative enforcement of various business licensing laws. According to the relevant SAIC regulations, certain corporate records of a company should be filed with SAIC, for example, the annual financial report, shareholder changes, amendments of articles of association, registered capital changes, capital verification reports and equity interest pledge registration. In Fujian Province, an individual can gain access to information filed with SAIC only with the authorization of the company for which such information is filed. Alternatively, access to information can be granted by an order of a PRC people’s court, provided that the individual requesting the information is a party to litigation involving the company in question. Due to such restrictions, investors will have limited access to corporate records filed with the SAIC by our PRC affiliates.

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Fujian Service has not made past housing fund payments for and on behalf of its employees and may be required to make such payments and may be subject to fines or penalties.

Under the Administrative Regulation on Housing Fund, an employer must make a housing fund payment and deposit registration upon its establishment and pay the housing fund for and on behalf of its employees at a percentage between 5% and 12% of the respective employee’s monthly average wage of the preceding year.  Where an employer fails to make the housing fund payment and deposit registration, the housing fund administration authority may order it to complete the registration within a time limit or be assessed a fine of RMB10,000 to RMB50,000.  Where an employer fails to make the housing fund payment for and on behalf of its employees within the time limit or under the requisite percentage, it may be ordered by the housing fund administration authority to deposit the fund within a time limit, together with late fees of 0.03% of such amount.  Fujian Service has not made the housing fund payment and deposit registration or paid the housing fund for and on behalf of its employees due to inconsistent implementation and interpretation by local authorities in the PRC and different levels of acceptance of the social security system by employees.   Fujian Service may be required to make such past housing fund payments, pay late fees, and pay fines for non-compliance.  Any judgment or decision against Fujian Service in respect of outstanding housing fund matters could have an adverse effect on our results of operations.

Currency fluctuations and restrictions on currency exchange may adversely affect our business, including limiting our ability to convert Renminbi into foreign currencies and, if Renminbi were to decline in value, reducing our revenue in U.S. dollar terms.

Our reporting currency is the U.S. dollar and our operations in the PRC use their local currency as their functional currencies.  Substantially all of our revenue and expenses are in Renminbi. Accordingly, we are subject to the effects of exchange rate fluctuations with respect to any of these currencies.  For example, the value of the Renminbi depends to a large extent on PRC government policies and the PRC’s domestic and international economic and political developments, as well as supply and demand in the local market.  Since 1994, the official exchange rate for the conversion of Renminbi to the U.S. dollar had generally been stable and the Renminbi had appreciated slightly against the U.S. dollar.  However, in July 2005, the PRC government changed its policy of pegging the value of Renminbi to the U.S. dollar.  Under the new policy, Renminbi may fluctuate within a narrow and managed band against a basket of certain foreign currencies.  As a result of this policy change, Renminbi appreciated more than 20% against the U.S. dollar in the following three years.  Since July 2008, however, the Renminbi has traded within a narrow range against the U.S. dollar.  As a consequence, the Renminbi has fluctuated significantly since July 2008 against other freely traded currencies, in tandem with the U.S. dollar.  On June 19, 2010, the People’s Bank of China, or the PBOC, announced that the PRC government would further reform the Renminbi exchange rate regime and increase the flexibility of the exchange rate.  It is difficult to predict how this new policy may impact the Renminbi exchange and the Renminbi may not be stable against the U.S. dollar or any other foreign currency.

The statements of our operations are translated into U.S. dollars at the average exchange rates in each applicable period.  To the extent the U.S. dollar strengthens against foreign currencies, the translation of these foreign currency denominated transactions results in reduced revenue, operating expenses and net income for our operations.  Similarly, to the extent the U.S. dollar weakens against foreign currencies, the translation of these foreign currency denominated transactions results in increased revenue, operating expenses and net income for our operations.   We are exposed, to foreign exchange rate fluctuations in converting the financial statements of foreign subsidiaries into U.S. dollars in consolidation.  If there is a change in foreign currency exchange rates, the conversion of the foreign subsidiaries’ financial statements into U.S. dollars will lead to a translation gain or loss which is recorded as a component of other comprehensive income.  In addition, if we have, assets or liabilities that are denominated in currencies other than the relevant entity’s functional currency, changes in the functional currency value of these assets and liabilities would create fluctuations that lead to a transaction gain or loss. For example, substantially all of CDGC’s operations are conducted in the PRC and in RMB, which is CDGC’s functional currency. The average exchange rate used in translating the results of operations and cash flows for the years ended December 31, 2012 and 2011 from RMB to U.S. dollars was 6.2990 and 6.4475, respectively, which represented a 2.3% increase from 2011 to 2012 in the value of the RMB against the U.S. dollar. The average exchange rate used in translating the results of operations and cash flows for the years ended December 31, 2011 and 2010 was 6.4475 and 6.7604, respectively, which represented a 4.6% increase from 2010 to 2011 in the value of the RMB against the U.S. dollar. We have not entered into agreements or purchased instruments to hedge exchange rate risks, although we may do so in the future.  The availability and effectiveness of any hedging transaction may be limited and we may not be able to successfully hedge its exchange rate risks.

Although PRC governmental policies were introduced in 1996 to allow the convertibility of Renminbi into foreign currency for current account items, conversion of Renminbi into foreign exchange for capital items, such as foreign direct investment, loans or securities, requires the approval of SAFE, which is under the authority of the PBOC.  These approvals, however, do not guarantee the availability of foreign currency conversion.  We may not be able to obtain all required conversion approvals for our operations and PRC regulatory authorities may impose greater restrictions on the convertibility of Renminbi.  Because we expect a significant amount of our revenue to continue to be in the form of Renminbi, our inability to obtain the requisite approvals or any future restrictions on currency exchanges could limit our ability to utilize revenue generated in Renminbi to fund our business activities outside of the PRC, or to repay foreign currency obligations, including our debt obligations, which would have a material adverse effect on our financial condition and results of operations.

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PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from financing Fujian WangGang.

Any funds we transfer to Fujian WangGang, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to Fujian WangGang are subject to the approval of the MOFCOM or its local branches and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by Fujian WangGang is required to be registered with SAFE or its local branches, and (b) Fujian WangGang may not procure loans which exceed the difference between its registered capital and its total investment amount as approved by the MOFCOM or its local branches. Any medium or long term loan to be provided by us to Fujian WangGang must be approved by the National Development and Reform Commission and SAFE or its local branches. We may be unable to obtain these government approvals or complete such registration on a timely basis, if at all, with respect to capital contributions or foreign loans by it to its PRC subsidiaries. If we fail to receive such approvals or complete such registration, the ability to fund its PRC operations may be negatively affected, which could adversely affect our liquidity and ability to fund and expand our business.

On August 29, 2008, SAFE promulgated the Circular on Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 regulates the conversion by a foreign invested enterprise of foreign currency into Renminbi by restricting the usage of converted Renminbi. SAFE Circular 142 provides that any Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise may only be used for purposes within the business scope approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within the PRC unless otherwise permitted by the PRC law. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. Any violation of SAFE Circular 142 could result in severe monetary or other penalties. As a result, after the consummation of the merger, we will be required to apply Renminbi funds converted within the business scope of Fujian WangGang. SAFE Circular 142 significantly limits our ability to transfer the net proceeds from our prior or any future offering of additional equity securities to Fujian WangGang or invest in or acquire any other companies in the PRC. On November 19, 2010 SAFE promulgated the Circular on the Policy of Further Improvement and Adjustment of the Administration of the Direct Investment by Foreign Currency, or SAFE Circular 59, requiring SAFE to closely examine the authenticity of settlement of net proceeds from offshore offerings. In particular, it is specifically required that any net proceed settled from offshore offerings shall be applied in the manner described in the offering documents. On November 9, 2011, SAFE promulgated the Notice on Relevant Issues Concerning further Defining and Managing Part of the Foreign Currency Business in Capital Projects, or SAFE Circular 45. SAFE Circular 45 further provides that a foreign-investment enterprise may not use the Renminbi capital converted from registered capital in foreign currency for equity investment. Due to the fact that the business scope of Fujian WangGang does not include equity investment, according to the aforementioned regulations, Fujian WangGang may not use Renminbi converted from foreign currency-denominated capital for equity investment, and it must use such capital within its business scope, which is harbor de-silting and channel dredging, such as to purchase dredgers in its own name. Therefore, SAFE Circulars 59 and 45 may significantly limit our ability to convert, transfer and use the net proceeds from its prior or any future offerings of additional equity securities in China, which may adversely affect our business, financial condition and results of operations.

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Contractual arrangements, including voting proxies, with Merchant Supreme’s affiliated entities for Pingtan Fishing’s fishing business may not be as effective in providing operational control as direct or indirect ownership.

Pursuant to Merchant Supreme’s contractual arrangements, if Pingtan Fishing, Merchant Supreme’s PRC operating company, or the shareholders of Pingtan Fishing fail to perform their obligations under these contractual arrangements, we may be forced to (i) incur substantial costs and resources to enforce such arrangements, including the voting proxies, and (ii) rely on legal remedies available under PRC law, including exercising the call option right over the equity interests in Pingtan Fishing, seeking specific performance or injunctive relief, and claiming monetary damages. However, there are various difficulties related to the enforcement of these contractual arrangements. For example, any legal remedies must be sought by Pingtan Guansheng Ocean Fishing Co., Ltd., or Pingtan GuanSheng because Pingtan GuanSheng, Pingtan Fishing’s WFOE, is the direct contract party to the contractual arrangements, and injunctive relief is not likely to be available under PRC law in the circumstances of a breach of these arrangements. Limitations on foreign ownership may prevent us from exercising the call option. In addition, even in the event of a grant of monetary damages by a PRC court, Pingtan GuanSheng may not collect such damages if the opposite party(ies) in a litigation are incapable of payment. Pingtan GuanSheng may exercise the rights underlying the equity pledge agreement to receive payment of the proceeds from disposal of the pledged equity interest in Pingtan Fishing, but in such event the monetary damages will be limited to the amount pledge under the equity pledged agreement. In the event that we are unable to enforce these contractual arrangement, or if suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements our business, financial condition and results of operations could be materially and adversely affected.

Due to historical defects in its capital contributions of Pingtan Fishing, we may be subject to administrative liability.

The current PRC Companies Law provides that shareholders must make the full amount of capital contribution subscribed to by such shareholder under the articles of association of the company. The form of capital contribution may be currency or non-currency property, such as property, intellectual property rights and land-use rights that can be evaluated in the form of currency and transferred in accordance with the applicable law. Under the PRC Companies Law, the non-currency property to be contributed as capital shall undergo an asset valuation and verification, and shall not be overvalued or undervalued. The property rights of such non-currency property shall be transferred in accordance with legally prescribed procedures. If a company obtains company registration in violation of the PRC Companies Law by making false statement of registered capital, submitting false certificates or by concealing material facts through other fraudulent means, the company shall be ordered to make rectification. In the event false statements regarding registered capital were made, the company shall also be fined no less than five percent but no more than fifteen percent of the amount of registered capital falsely stated. Further, a company submitting false certificates or concealing material facts may be fined no less than RMB50,000 but no more than RMB500,000.

Pingtan Fishing was established in February 1998 with registered capital of RMB10,000,000, by three founders, Fujian Pingtan County Fishing Development Co., Fujian Pingtan County Shengfa Pingtan Fishing Co., Ltd. and Fujian Pingtan County Shunda Fishing Co., Ltd., all of whom made in-kind contributions to Pingtan Fishing. However, no information regarding any specific category of in-kind contribution was disclosed in the registration records of Pingtan Fishing in Pingtan County SAIC. Further, no assessment report or materials regarding the title transfer for such in-kind contributions were disclosed in the registration record.

In September 2002, Fujian Pingtan County State-owned Asset Operation Co., Ltd., or Pingtan State-owned Co., a PRC state-owned enterprise, injected investment of non-currency property, which was half of its land-use right in an area in Pingtan County, at the price of RMB7,000,000 and obtained 70% equity interest in Pingtan Fishing. However, the transfer procedure for such land-use right has not been conducted and the registered capital of Pingtan Fishing was never changed.

The local government authority for company registration has confirmed that since its establishment no information record has been found regarding the violation of the applicable governmental company management laws by Pingtan Fishing. However, due to the lack of certain documents in the registration record of Pingtan Fishing, if the applicable company registration authority determines that Pingtan Fishing has had one or more deficiencies in it historical capital contributions, we may be subject to the fines.

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Due to the defect in the state-owned equity interest transfer in Pingtan Fishing’s past, it, and we may be subject to a determination of invalidity of such equity interest transfer and may be liable for the applicable administrative liability.

According to the Provisional Regulations of Supervision and Administration of State-owned Assets in the Enterprise, promulgated by the State Council on May 27, 2003, and the Provisional Management Measure for the Transfer of the State-owned Equity in an Enterprise, promulgated by State-owned Assets Supervision and Administration Commission and Ministry of Finance on December 31, 2003, or collectively the State-owned Assets Regulations, the State-owned assets supervision and administration authority shall determine the matters of the transfer of its state-owned equity in an enterprise which it has invested. Further, the sale of state-owned equity in a company by a state-owned entity shareholder must be approved by the governmental authority at the same ranking as that of the state-owned entity shareholder, provided that after the transfer the state-owned entity may not hold more than 50% equity interest in such company.

On December 10, 2004, Fujian Yihai Investment Co., Ltd and Chen Cheng obtained all the equity interest in Pingtan Fishing by an equity interest transfer from the former shareholders, or the 2004 Equity Transfer, including Pingtan State-owned Co., and the registered capital of Pingtan Fishing increased to RMB25,000,000. A state-owned asset transfer was involved in the equity interest transfer, as Pingtan State-owned Co. is a state-owned company. According to State-owned Assets Regulations, such equity interest transfer should be determined by the Fuzhou municipal state-owned asset supervising authority and approved by the Fuzhou Municipal Government. However, the applicable approval was not obtained at the time of the 2004 Equity Transfer, which was only approved by Pingtan County Government. According to 1999 PRC Contract Law, a contract shall be null and void under any of the following circumstances: (1) a contract is concluded through the use of fraud or coercion by one party to damage the interests of the state; (2) malicious collusion is conducted to damage the interests of the state, a collective or a third party; (3) an illegitimate purpose is concealed, under the guise of legitimate acts; (4) public interests are damaged; or (5) a violation the compulsory provisions of the laws and administrative regulations. Currently, none of the violations described above have been found with regard to the equity transfer contract for the 2004 Equity Transfer. Given that the 2004 Equity Transfer was on an arm’s length basis and such transfer has been confirmed by Pingtan Government, Pingtan Fishing believes that it is unlikely that the transfer will be determined to be invalid. However, the government authority may reach the different conclusion and we may face an order of rectification, which would be time consuming and our business operations may be adversely affected.

We must re-apply for the Overseas Investment Certificate for certain of its overseas investment for Pingtan Fishing.

According to Provisional Management Method for Overseas Investment Project promulgated by PRC National Development and Reform Committee on October 9, 2004, or the Management Method, a company who wishes to carry out overseas investments must obtain approval from the applicable Provincial Development and Reform Committee, according to Measures for Overseas Investment Management, promulgated by MOFCOM on March 16, 2009, or the Investment Management Measures. Where an enterprise, within two years from the day of obtaining the Enterprise Overseas Investment Certificate, or the Overseas Investment Certificate, fails to complete the relevant legal formalities in the host country or region or fails to handle the domestic formalities at the relevant departments in China, the original approval document and the Overseas Investment Certificate automatically becomes invalid and the Overseas Investment Certificate has to be surrendered to the original approving organ. If the company still wishes to continue the overseas investment, it must go through the approval procedure again according to the Investment Management Measures.

On February 12, 2007, Pingtan Fishing decided to invest $7,200,000 for an 80% of equity interest in Avona. Pingtan Fishing has obtained a Chinese Overseas Investment Approval Certificate, or the Certificate, issued by MOFCOM for the project. However, the project was not approved by the Fujian Provincial Development and Reform Committee. Further, the Certificate was effective until February 12, 2008 and Pingtan Fishing was obliged to handle the necessary domestic procedures before that time, such as formalities with regard to the applicable foreign exchange authority, banking and state-owned assets management authority. From June 25, 2007 to November 20, 2009, Pingtan Fishing remitted $5,470,000 to Avona, but has not obtained any equity interest in Avona and the Certificate is therefore invalid. Pingtan Fishing and Avona have entered into a Memorandum of Understanding pursuant to which Pingtan Fishing will not be legally liable for not obtaining the 80% equity interest in Avona. However, we must renew the Certificate for the further formalities to consummate the acquisition of 80% equity interest in Avona and such procedure is time-consuming.

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We may be subject to certain penalties due to Pingtan Fishing lacking various PRC certificates or licenses and our business may be affected by the failure to renew some such certificates or licenses.

According to the PRC Fishing Vessels Inspection Regulation promulgated by PRC National Council in June 2003, if a fishing vessel operates without the Inspection Certificate after the applicable inspection process, such vessel may be confiscated by the relevant authority. The owner of a fishing vessel who does not apply for the required operation inspection for such vessel can be ordered to cease operations and apply for inspection within the time limit required by the relevant authority. In the event that a company fails to apply for an annual inspection, as ordered by the relevant authority, the company may be fined between RMB1,000 to RMB10,000 and the Annual Inspection Certificates held by the company may be temporarily suspended.

According to to PRC Radio Management Regulations promulgated by the PRC National Council and PRC Centre Military Committee in September 1993, as well as the License of Radio Station Management Regulations promulgated by Ministry of Industry and Information Technology in February 2009, a company who sets up or uses a radio station in a vessel must obtain a Radio Station License. Failing to do so may result in a fine of up to RMB5,000 and the radio station facilities may be confiscated.

The PRC is a member of 1973 International Pollution Prevention Convention, amended in 1978. According to the provisions of such convention and relevant PRC laws and regulations, the vessels owned by Pingtan Fishing should have a Sewage Pollution Prevention Certificates. We may be subject to a fine of up to RMB200,000 once its vessels enter into PRC territorial seas due to lacking the certificate and relevant facilities for pollution prevention.

According to the PRC Fishery Management Regulation promulgated by PRC Ministry of Agriculture in April 2003, in the event that an enterprise has not obtained a valid inspection certificate or any other applicable certificates, such company may be subject to penalties imposed by applicable governmental authorities. Further, an enterprise carrying out its ocean fishery business without the approval of the Ministry of Agriculture may be subject to penalties imposed by applicable governmental authority pursuant to applicable laws and regulations. The most serious penalty is permanent suspension of its fishing business operation.

In addition, under PRC laws and regulations, Pingtan Fishing is required to hold certain certificates or licenses in order to use its vessels to conduct fishing outside PRC territorial seas. Some of the certificates or licenses are subject to renewal on a regular basis. We may not be able to renew such certificates or licenses. Failure to renew such certificates or licenses may cause temporary or even permanent suspension of Pingtan Fishing’s operations, which would have adverse effects on our business and financial condition. In addition, we may face fines pursuant to the above-mentioned laws and regulations.

Pingtan Fishing has neither entered into employment contracts with its employees nor bought the required social insurance for its employees and we may be imposed fines by the relevant authority.

Compared to previous labor laws, the Labor Contract Law provides stronger protection for employees and imposes more obligations on employers. The Labor Contract Law stipulates, among other things, that (i) that all written labor contracts shall contain certain requisite terms; (ii) that the length of trial employment periods must be in proportion to the terms of the relevant labor contracts, which in any event may not be longer than six months; (iii) that in certain circumstances, a labor contract is deemed to be without a fixed term and thus an employee can only be terminated with cause; and (iv) that there are certain restrictions on the circumstances under which employers may terminate labor contracts as well as the economic compensations to employees upon termination of the employee’s employment.

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The PRC Social Insurance Law provides that the employers should apply for Social Insurance Registration Certificates at the social insurance authority within thirty days from its establishment and the employers should apply for the social insurance registration to the social insurance authority for their employees within thirty days from the employment date. The employees should have the basic endowment insurance, basic medical insurance, work-related injury insurance, unemployment insurance and applicable maternity insurance for its employees. The premium of work-related injury insurance and maternity insurance should be paid by the employers and the premium of the other three kind of insurance should be paid by the employees and employers jointly. Employers who have not managed the application of social insurance registration in time may be ordered by the social insurance authority to make the rectification and may fined for the twice or triple of the unpaid premium for any delay in such rectification. Employers who have not paid the premium of applicable social insurance for their employees should be ordered to make the payment in time and be charged an overdue fine in the amount of 5/10,000 per day of the unpaid premium from the due date, and, if they have not paid in time as required by such order, may be fined for an amount of twice to triple the unpaid premium. Further, employers have the obligations to withhold the premium of endowment insurance, medical insurance and unemployment insurance and for their employees, and should be charged 5/10,000 per day of the overdue withholding premium by the social insurance authority.

Pingtan Fishing has not entered into employment agreements with its employees and a registry of employees have not been established, and it renewed its Social Security Certificates. None of its employees has endowment insurance, basic medical insurance, insurance against injury at work, maternity insurance and unemployment insurance. Due to this lack of insurance, we may be subject to overdue payment and fines and in turn our financial condition and results of operations may be adversely affected. We are actively endeavoring to enter into the employment contracts with its employees, purchase the social insurance for it employees and taking other remedial action. However, such actions may not be completed on a timely basis, or at all, and may not avoid fines or other penalties.

We may be subject to fines for the violation of Fishing Management Regulations.

PRC laws set forth rigorous standards to the amount and qualification of the seamen serving on vessels. The applicable laws include, among other things, the 1983 PRC Navigation Safety Act, Pingtan Fishing Management Regulations which was promulgated by Ministry of Agriculture on April 14, 2003, the PRC Seamen Regulations which was promulgated by State Council on March 28, 2007, Fishing Port Navigation Safety Management Regulations which was promulgated by State Council on May 5, 1989, and PRC Administrative Penalty Regulations for the Supervising of the Water Safety which was promulgated by Ministry of Communications on November 26, 1997. All these laws and regulations, collectively referred to as the Fishing Management Regulations, provide that the vessels should be equipped with qualified seamen, in a number required by the standard criteria to ensure the safety of such vessels and the seamen in Pingtan Fishing’s vessels should be trained by the professional training institution permitted by Ministry of Agriculture and hold a Professional Sailor Certificate and the Professional Training Qualification. Further, the owners of the Pingtan Fishing’s enterprises must apply for a Seafarer’s Passport for the seamen on their vessels and the seamen in the voyage or assisting with marine engine work must have a Certificate of Competence. The owner of the vessel may be ordered to rectify the failure to equip vessels with qualified seamen and are subject to a fine between RMB5000 to RMB10,000 for such violation or for the seamen on such vessels lacking valid Certificates of Competence.

Pingtan Fishing has not historically had procedures in place to ensure its vessels are equipped with sufficient qualified crews, who have the Seafarer’s Passport and Certificate of Job Qualification or other certificates required by applicable Fishing Management Regulations, to ensure the safety of such vessels. Accordingly, we may be subject to fines for such violations.

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Pingtan Fishing has not made past housing fund payments for and on behalf of its employees and we may be required to make such payments and be subject to fines or penalties.

Under the Administrative Regulation on Housing Fund, an employer must make a housing fund payment, deposit registration upon its establishment and pay the housing fund for and on behalf of its employees at a percentage between 5% and 12% of the respective employee’s monthly average wage of the preceding year.  If an employer fails to make the housing fund payment and deposit registration, the housing fund administration authority may order it to complete the registration within a time limit or be assessed a fine of RMB10,000 to RMB50,000.  Where an employer fails to make the housing fund payment for and on behalf of its employees within the time limit or under the requisite percentage, it may be ordered by the housing fund administration authority to deposit the fund, together with late fees of 0.03% of such amount.  Due to inconsistent implementation and interpretation by local authorities in the PRC and different levels of acceptance of the social security system by employees, Pingtan Fishing has not made the housing fund payment and deposit registration or paid the housing fund for and on behalf of its employees.  In the future, we may be required to make such past housing fund payments, pay late fees and pay fines for non-compliance.  Any such judgment or decision with respect to outstanding housing fund matters could have an adverse effect on our results of operations.

PRC regulation of loans to and direct investments in PRC entities by offshore holding companies may delay or prevent us from financing Pingtan Guansheng.

Any funds we transfer to Pingtan Guansheng, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign invested enterprises in China, capital contributions to Pingtan Guansheng are subject to the approval of the MOFCOM or its local branches and registration with other governmental authorities in China. In addition, (a) any foreign loan procured by Pingtan Guansheng is required to be registered with SAFE or its local branches, and (b) Pingtan Guansheng may not procure loans which exceed the difference between its registered capital and its total investment amount as approved by the MOFCOM or its local branches. Any medium or long term loan to be provided by us to Pingtan Guansheng must be approved by the National Development and Reform Commission and the SAFE or its local branches. We may be unable to obtain these government approvals or complete such registration on a timely basis, if at all, with respect to capital contributions or foreign loans by it to its PRC subsidiaries. If we fail to receive such approvals or complete such registration, the ability to fund our PRC operations may be negatively affected, which could adversely affect our liquidity and ability to fund and expand our business.

On August 29, 2008, SAFE promulgated the Circular on Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or SAFE Circular 142. SAFE Circular 142 provides that any Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise may only be used for purposes within the business scope approved by PRC governmental authority and such Renminbi capital may not be used for equity investments within the PRC unless otherwise permitted by the PRC law. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from registered capital in foreign currency of a foreign invested enterprise. The use of such Renminbi capital may not be changed without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. Any violation of SAFE Circular 142 could result in severe monetary or other penalties. As a result, after the consummation of the business combination, we will be required to apply Renminbi funds converted within the business scope of Pingtan Guansheng. SAFE Circular 142 significantly limits our ability to transfer the net proceeds from us prior or any future offering of additional equity securities to Pingtan Guansheng or invest in or acquire any other companies in the PRC. On November 19, 2010 SAFE promulgated the Circular on the Policy of further Improvement and Adjustment of the Administration of the Direct Investment by Foreign Currency, or SAFE Circular 59, requiring SAFE to closely examine the authenticity of settlement of net proceeds from offshore offerings. In particular, it is specifically required that any net proceed settled from offshore offerings shall be applied in the manner described in the offering documents. On November 9, 2011, SAFE promulgated the Notice on Relevant Issues Concerning further Defining and Managing Part of the Foreign Currency Business in Capital Projects, or SAFE Circular 45. SAFE Circular 45 further provides that a foreign-investment enterprise should not use the Renminbi capital converted from registered capital in foreign currency in the equity investment. Due to the fact that the business scope of Pingtan Guansheng does not include equity investment, according to the aforementioned regulations, Pingtan Guansheng may not use Renminbi converted from foreign currency-denominated capital for purposes equity investment, and it must use such capital within its business scope, such as the sales of aquatic products or import and export of various commodities and technologies. Therefore, SAFE Circulars 142, 59 and 45 may significantly limit our ability to convert, transfer and use the net proceeds from our prior or any future offering of equity securities in China, which may adversely affect our business, financial condition and results of operations.

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Risks Relating to Our Securities

Our corporate actions are substantially controlled by our officers, directors and principal shareholders and their affiliated entities.

Our executive officers, directors and principal shareholders and their affiliated entities beneficially own approximately 62.1% of our issued and outstanding shares. These shareholders, if they acted together, would control matters requiring approval by our shareholders, including the election of directors and the approval of mergers or other business combination transactions, and they may not act in the best interests of minority shareholders. This concentration of ownership may also discourage, delay or prevent a change in control of us, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company. These actions may be taken even if they are opposed by our other shareholders.

We may need additional capital, and the sale of additional equity securities could result in additional dilution to our shareholders.

We believe that our cash and cash equivalents, and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

Our auditor, like other independent registered public accounting firms operating in China, is registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, but has not yet been inspected, and as such, investors currently do not have the benefit of PCAOB oversight.

Auditors of companies that are registered with the SEC and traded publicly in the United States, including our independent registered public accounting firm, must be registered with the PCAOB and are required by U.S. law to undergo regular inspections by the PCAOB to assess their compliance with U.S. law and professional standards in connection with their audits of public company financial statements filed with the SEC. Because our auditor is located in China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, the audit work and practices of its auditor, like other registered audit firms operating in China, is currently not inspected by the PCAOB. The inability of the PCAOB to conduct inspections of auditors in China also makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. As a result, investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

You must rely on price appreciation of our shares and not on dividends for return on your investment.

We have never declared or paid any cash dividends on our ordinary shares or preferred shares.  We do not, anticipate paying any cash dividends on ordinary shares and plan to retain earnings, if any, for use in the development of the Company or our business.  Therefore, you should not expect to receive any future dividend income.   Our board of directors has significant discretion as to whether to distribute dividends. Even if dividends are paid, the timing, amount and form of future dividends, if any, will depend on, among other things, future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received from PRC subsidiaries, financial position, contractual restrictions, Cayman and PRC laws, and other factors deemed relevant. Accordingly, the return on your investment will likely depend entirely upon any future price appreciation of our shares. Our shares may not appreciate in value or even maintain the price at which you invested.

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Shareholders may face difficulties in protecting their interests, and their ability to protect their rights through the United States federal courts may be limited because we re incorporated under Cayman Islands law, we conduct substantially all of our operations in China and all of our directors and officers reside outside the United States.

We are incorporated in the Cayman Islands and conducts substantially all of our operations in China through our PRC subsidiaries. All of our directors and officers reside outside the United States and a substantial portion of their assets are located outside of the United States. As a result, it may be difficult or impossible for our shareholders to bring an action against us or these individuals in the Cayman Islands or in China in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

CDGC has identified what it believes would constitute a material weakness in CDGC’s internal control over financial reporting, and we may identify other material weaknesses, which, if uncorrected, may adversely affect our, ability to accurately and timely report financial results or prevent fraud, decrease investor confidence, and negatively impact the value of our securities.

CDGC is a company with limited accounting personnel and other resources to address CDGC’s internal control over financial reporting. In connection with the audit of CDGC’s financial statements for the years ended December 31, 2011 and 2012, CDGC identified what CDGC believes would constitute a “material weakness” in CDGC’s internal control over financial reporting. As defined in the standards established by the PCAOB, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis by internal controls. The material weakness CDGC identified was that none of CDGC’s employees had any formal training in U.S. GAAP and the rules and regulations of the SEC. CDGC’s Chief Financial Officer also does not have such training, and CDGC may not be able to remediate this material weakness without significant expense, if at all. CDGC has identified similar material weaknesses in the past, and we may also face additional material weaknesses. Therefore, there is a risk that CDGC’s current or future financial statements may not be properly prepared in accordance with the U.S. GAAP, that CDGC’s current or future disclosures are not in compliance with SEC rules and regulations, or that our financial statements may face similar problems. If we fail to timely achieve and maintain the adequacy of our internal controls, we may not be able to conclude that we have effective internal control over financial reporting. Failure to achieve and maintain effective internal control over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the value of our securities.

Compliance with rules and requirements applicable to public companies will cause us to incur additional costs, and any failure by us to comply with such rules and requirements could negatively affect investor confidence in us and cause the value of our securities to decline.

As a relatively new public company, we are incurring significant legal, accounting and other expenses that we did not incur as a private company, many of which are not reflected in our historical financial statements. In addition, the Sarbanes-Oxley Act, as well as rules adopted by the SEC, has required changes in the corporate governance practices of public companies. We expect these rules and regulations to increase our legal, accounting and financial compliance costs and to make certain corporate activities more time-consuming and costly. Complying with these rules and requirements may be especially difficult and costly for us because it may have difficulty locating sufficient personnel in China with experience and expertise relating to U.S. GAAP and United States public company reporting requirements, and such personnel may command high salaries. If we cannot employ sufficient personnel to ensure compliance with these rules and regulations, we may need to rely more on outside legal, accounting and financial experts, which may be very costly.

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 The prices at which shares of our ordinary shares are traded will likely be volatile.

You should expect the prices at which our ordinary shares is traded to be highly volatile.. Our progress in developing and commercializing our products, the impact of government regulations on our products and industry, the potential sale of a large volume of our ordinary shares by shareholders, our quarterly operating results, changes in general conditions in the economy or the financial markets and other developments affecting us or our competitors could cause the market price of our ordinary shares to fluctuate substantially with significant market losses. As a result, this may make it difficult or impossible for holders of our ordinary shares to sell shares when they want and at prices they find attractive.

The market price of the Warrants will be directly affected by the market price of our ordinary shares, which may be volatile.

We believe that the market price of the Warrants will be significantly affected by the market price of our ordinary shares. We cannot predict how our ordinary shares will trade in the future. This may result in greater volatility in the market price of the Warrants than would be expected for non-exercisable securities.

If an effective registration is not in place and a current prospectus is not available when an investor desires to exercise Warrants, such investor may be unable to exercise his, her or its Warrants, causing such Warrants to expire worthless.

Holders of ordinary shares received pursuant to the exercise of the Warrants will be able to sell their warrant shares only if a registration statement relating to such securities is then in effect, or if such transaction is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the purchaser of such securities resides. We intend to use our best efforts to keep a registration statement in effect covering the ordinary shares underlying the Warrants and to maintain a current prospectus relating to the ordinary shares underlying the Warrants until the expiration of the Warrants. We cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the ordinary shares underlying the Warrants, holders may be unable to sell the ordinary shares underlying their Warrants. If the prospectus relating to the ordinary shares underlying the Warrants is not current, the Warrants may have no value, we will have no obligation to settle the Warrants for cash, the market for such Warrants may be limited, and such Warrants may expire worthless.

We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

We have the ability to redeem outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of our ordinary shares on The NASDAQ Capital Market equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period on the third business day prior to proper notice of such redemption; provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement under the Securities Act covering the issuance of our ordinary shares underlying the warrants and a current prospectus relating thereto. Redemption of the outstanding Warrants could force you (i) to exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Warrants at the then current market price when you might otherwise wish to hold your Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants. None of the Warrants will be redeemable by us as long as they are held by the Chum Capital Group Limited (or its permitted transferees).

32

Our management’s ability to require holders of Warrants to exercise such Warrants on a cashless basis will cause holders to receive fewer ordinary shares upon their exercise of the Warrants than they would have received had they been able to exercise their Warrants for cash.

If we call the Warrants for redemption after the redemption criteria described elsewhere in this prospectus or incorporated by reference herein have been satisfied, our management will have the option to require any holder that wishes to exercise such holders Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering such Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is higher than the exercise price. The “fair market value” shall mean the average last reported sale price of our ordinary shares on The NASDAQ Capital Market for the 10 trading days ending on the third trading day prior to the date on which notice of redemption is sent to the holders of the Warrants. If our management chooses to require holders to exercise their Warrants on a cashless basis, the number of ordinary shares received by a holder upon exercise will be fewer than it would have been had such holder exercised the Warrants for cash. This will have the effect of reducing the potential “upside” of the holder’s investment in us.

The adjustment to the exercise price for Warrants and the number of ordinary shares underlying each Warrant in connection with an anti-dilutive adjustment event may not adequately compensate you for any lost value of your Warrants as a result of such transaction.

If a specified corporate event or transaction constituting a dilutive event occurs, under certain circumstances we will adjust the exercise price for the Warrants and the number of ordinary shares underlying each warrant in connection with such dilutive adjustment event. The adjustment to the exercise price for Warrants and the number of ordinary shares underlying each Warrant will be determined based on the date on which the dilutive event occurs or becomes effective. The adjustment to the exercise price for the Warrants and the number of ordinary shares underlying each Warrant in connection with a dilutive event may not adequately compensate you for any lost value of your Warrants as a result of such dilutive event.

Under certain circumstances, holders may have to pay U.S. federal income tax as a result of a deemed distribution with respect to our ordinary shares or Warrants—even if holders do not receive a corresponding distribution of cash—such as, if we adjust, or fail to adjust, the exercise price of the Warrants in certain circumstances.

Holders of our ordinary shares or Warrants may be treated as having received a constructive distribution in certain circumstances, for example if we make certain adjustments to (or fail to make adjustments to) the exercise price of the Warrants and such adjustment (or failure to make an adjustment) has the effect of increasing the proportionate interest of certain holders in our earnings and profits or assets. Such a distribution could be treated as a taxable dividend or capital gain for U.S. federal income tax purposes even though holders do not receive any cash with respect to such constructive distribution. In addition, you may be subject to U.S. federal withholding tax on any such constructive distribution on our ordinary shares or Warrants. You are advised to consult your independent tax advisor regarding the possibility and tax treatment of any deemed distributions for U.S. federal income tax purposes.

Until the exercise of the Warrants, holders of these securities do not have identical rights as holders of our ordinary shares, but they will be subject to all changes made with respect to our ordinary shares.

Holders of the Warrants are not entitled to any rights with respect to our ordinary shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our ordinary shares), but they will be subject to all changes affecting our ordinary shares. See “Description of Securities” in this prospectus. Holders of Warrants will have rights with respect to our ordinary shares only if they receive our ordinary shares upon exercise of the Warrants and only as of the date when such holder becomes a record owner of our ordinary shares upon such exercise. For example, with respect to Warrants, if an amendment is proposed to our memorandum and articles of incorporation requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date a Warrant holder is deemed to be the owner of our ordinary shares due upon exercise of the Warrants, the exercising Warrant holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes in the powers, preferences or special rights of our ordinary shares.

33

The market price of our ordinary shares may or may not exceed the exercise price of the Warrants.

As of the date of this prospectus, the market price of our ordinary shares did not exceed the exercise price of the Warrants, and we cannot provide you with any assurance that that the market price of our ordinary shares will ever exceed the exercise price of the Warrants in any or all periods prior to the date of expiration. Any Warrants not exercised by their date of expiration will expire worthless and we will be under no further obligation to the Warrant holders.

Since the Warrants are executory contracts, they may have no value in a bankruptcy or reorganization proceeding.

In the event a bankruptcy or reorganization proceeding is commenced by or against us, a bankruptcy court may hold that any unexercised Warrants are executory contracts that are subject to rejection by us with the approval of the bankruptcy court. As a result, holders of the Warrants may, even if we have sufficient funds, not be entitled to receive any consideration for their Warrants or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization proceeding.

We may sell equity securities in the future, which would cause dilution.

We may sell equity securities in the future to obtain funds for general corporate or other purposes. We may sell these securities at a discount to the market price. Any future sales of equity securities will dilute the holdings of existing holders of our ordinary shares, possibly reducing the value of their investment.

The exercise of warrants to purchase our ordinary shares will increase the number of shares eligible for future resale in the public market and result in dilution to our existing shareholders.

There are outstanding warrants to purchase an aggregate of 8,966,667 of our ordinary shares. To the extent such warrants are exercised, additional shares of our ordinary shares will be issued, which will result in dilution to the existing holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.

Although our ordinary shares are currently listed on The NASDAQ Capital Market, there can be no assurance that we will be able to comply with the continued listing standards.

The NASDAQ Capital Market may delist our ordinary shares from trading on its exchange for failure to meet the continued listing standards. If our ordinary shares were delisted from The NASDAQ Capital Market, we and our shareholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our ordinary shares;

•	a determination that our ordinary shares is a “penny stock” would require brokers trading in our ordinary shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our ordinary shares;

•	a limited amount of analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

34

The Warrants may be thinly traded, so you may be unable to sell at or near ask prices or even at all if you need to sell your Warrants to raise money or otherwise desire to liquidate your Warrants.

The Warrants are quoted on the Over-the-Counter Bulletin Board and may be “thinly-traded,” meaning that the number of persons interested in purchasing the Warrants at or near bid prices at any given time may be relatively small or non-existent. This situation could be attributable to a number of factors, including the fact that we are a relatively new company that may be unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in the Warrants is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on the price of the Warrants. We cannot give you any assurance that a broader or more active public trading market for the Warrants will develop or be sustained, or that current trading levels will be sustained or not diminish.

Our management will have broad discretion over the use of the proceeds that we receive from the exercise of the Warrants and might not apply the proceeds in ways that increase the value our ordinary shares.

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying ordinary shares. We also will not receive the proceeds from any resales by the selling securityholders of any ordinary shares or Warrants. Our management will have broad discretion to use the proceeds that we receive from the exercise of the Warrants, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply these proceeds in ways that increase the value our ordinary shares. We intend to use these proceeds primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of these proceeds to acquire or invest in complementary products or businesses. Pending the foregoing uses, we intend to invest the proceeds that we receive from the exercise of the Warrants in short-term, investment-grade, interest-bearing securities, and these investments may not yield a favorable rate of return. If we do not invest or apply the proceeds that we receive from the exercise of the Warrants in ways that enhance shareholder value, we may fail to achieve expected financial results, which could cause the price of our ordinary shares to decline. You will not have the opportunity to influence our decisions on how we use the proceeds that we receive from the exercise of the Warrants.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our securities could decline.

Securities and industry analysts do not currently, and may never, publish research on us. If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our ordinary shares adversely, the price and trading volume of our securities could decline. The trading markets for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If no securities or industry analysts commence coverage of us, the market price and trading volume of our securities would likely be negatively impacted. If any of the analysts who may cover us change their recommendation regarding our securities adversely, or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst who may cover us were to cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of our securities to decline.

The unaudited pro forma financial information incorporated by reference herein may not be indicative of what our actual financial position or results of operations would have been.

The unaudited pro forma financial information incorporated by reference herein is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

35

USE OF PROCEEDS

We will receive the proceeds from the exercise of the Warrants, but not from the sale of the underlying shares of ordinary shares. We also will not receive the proceeds from any resales by the selling securityholders of any Warrants or ordinary shares. We intend to use the proceeds from the exercise of the Warrants primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, repayment of indebtedness, and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary products or businesses.

We have not yet determined the amount of proceeds from the exercise of the Warrants to be used specifically for any of the foregoing purposes. Accordingly, our management will have broad discretion over the uses of such proceeds. Pending the uses described above, we intend to invest the proceeds from the exercise of Warrants in short-term, investment-grade, interest-bearing securities such as money market accounts, certificates of deposit, commercial paper, and guaranteed obligations of the U.S. government.

36

SELLING SECURITYHOLDERS

An aggregate of 82,431,667 ordinary shares and 3,966,667 Warrants are being registered for resale by the selling securityholders under this prospectus. We are also registering an aggregate of 8,966,667 ordinary shares that are issuable, in transactions exempt from registration under the Securities Act of 1933, as amended, upon exercise of the Warrants by the selling securityholders.

To the extent permitted by law, the selling securityholders listed below may resell their Warrants pursuant to this prospectus. We have registered the sale of the Warrants to permit the selling securityholders and their respective permitted transferees or other successors-in-interest that receive their Warrants from the selling securityholders after the date of this prospectus to resell their Warrants.

The following table sets forth the number of Warrants and underlying ordinary shares beneficially owned by the selling securityholders as of the date of this prospectus and the number of Warrants and underlying Ordinary sharesbeing offered by the selling securityholders. The selling securityholders are not making any representation that any Warrants or underlying Ordinary shares covered by this prospectus will be offered for sale. The selling securityholders reserve the right to accept or reject, in whole or in part, any proposed sale of Warrants or underlying Ordinary Shares. The following table assumes that all of the Warrants and underlying Ordinary Shares, as the case may be, being registered pursuant to this prospectus will be sold.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and includes voting or investment power with respect to Ordinary Shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to the Warrants and underlying Ordinary shares beneficially owned by them. The inclusion of any Warrants and underlying Ordinary shares in this table does not constitute an admission of beneficial ownership for the person named below.

Name of Selling Securityholder	Number of Warrants Beneficially Owned Prior to the Offering	%	Number of Warrants Offered	Number of Warrants Beneficially Owned After the Offering	%
Chum Capital Group Limited	3,966,667	100%	3,966,667	—	—

37

Name of Selling Securityholder	Number of Ordinary Shares Beneficially Owned Prior to the Offering	%	Number of Ordinary Shares Offered	Number of Ordinary Shares Beneficially Owned After the Offering	%
Daniel S Van Riper Revocable Trust
DTD 10/5/04	9,954	*	9,954	—	—
Liu Ailing	830	*	830	—	—
Garrett R D Alessandro & Amy Rappaport	10,784	*	10,784	—	—
Garrett R D Alessandro	165,895	*	165,895	—	—
Antoine De Sejournet	20,732	*	20,732	—	—
AQR Funds – AQR Diversified Arbitrage Fund	829,474	1.0%	829,474	—	—
AQR Absolute Return Master Account LP	414,737	*	414,737	—	—
AQR Opportunistic Premium Offshore Fund LP	207,369	*	207,369	—	—
Ren Baogui	158	*	158	—	—
Advanced Series Trust	82,948	*	82,948	—	—
Huang Beirong	291	*	291	—	—
Huang Bin	158	*	158	—	—
Tu Bin	133	*	133	—	—
Chen Binmei	332	*	332	—	—
Liu biyong	664	*	664	—	—
Jeffrey I Blake	16,590	*	16,590	—	—
Bruce Groom Separate Property	4,148	*	4,148	—	—
Cadman Investments Ltd	2,151,287	2.7%	2,151,287	—	—
Peggy Casper	24,885	*	24,885	—	—
Wu Changyou	150	*	150	—	—
Chardan Capital markets LLC	61,896	*	61,896	—	—
Delaware Charter FBO Kerry Propper IRA	76,109	*	76,109	—	—
Ye Chengda	166	*	166	—	—
China Select Capital Partners Corp	24,881	*	24,881	—	—
Chen Chuanlin	224	*	224	—	—
Huang Chuanping	142	*	142	—	—
Yue Chuanqin	291	*	291	—	—
Chum Capital Group Ltd	1,150,000	1.5%	1,150,000	—	—
Civic Investment Ltd	298,611	*	298,611	—	—
CNH Diversified Opportunities	124,422	*	124,422	—	—
Coronado Capital Partners LP	33,179	*	33,179	—	—
Country Vitality Enterprises Limited	2,156,633	2.7%	2,156,633	—	—
Liu Dachun	183	*	183	—	—
Zhang Danfang	332	*	332	—	—
Lin Danian	498	*	498	—	—
Liu Danyu	249	*	249	—	—
Zhang Dawei	415	*	415	—	—
Guerrino De Luca Revocable Trust	24,885	*	24,885	—	—
Dong Dexin	166	*	166	—	—
Zach Easton	82,948	*	82,948	—	—
Wang Erpan	183	*	183	—	—
Kong Fanzhong	183	*	183	—	—
Li Feifan	457	*	457	—	—
Fresh Reward Development Limited	82,948	*	82,948	—	—
Gala Fortune Limited	111,979	*	111,979	—	—
Genesis Opportunity Fund LP	66,358	*	66,358	—	—
Todd A Gold	2,779	*	2,779	—	—
Chen Guangyu	706	*	706	—	—
Paul Guerney	2,489	*	2,489	—	—
Robert J Guttag	24,885	*	24,885	—	—
Lin Haichen	249	*	249	—	—
Wang Haitao	125	*	125	—	—
Hammerman Capital Partners LP	33,179	*	33,179	—	—
Wu Hao	482	*	482	—	—
Xuechu He	50,000	*	50,000	—	—
Heroic Treasure Limited	15,780,000	20.0%	15,780,000	—	—
Liu Hong	274	*	274	—	—
Xie Hong	789	*	789	—	—
Wang Honglian	150	*	150	—	—
Ke Hongru	175	*	175	—	—
Wu Hongyan	473	*	473	—	—
Lin Hua	316	*	316	—	—
Wang Hui	647	*	647	—	—
Yu Hui	183	*	183	—	—
Yu Huijuan	299	*	299	—	—
Pu Huijun	813	*	813	—	—
Lin Huiqin	332	*	332	—	—
Lin Huiying	332	*	332	—	—
Chen Jian	332	*	332	—	—
Lin Jian	166	*	166	—	—
Yu Jianliang	134,790	*	134,790	—	—
Guo Jianping	830	*	830	—	—
Tu Jianwen	415	*	415	—	—
Bai Jingsheng	747	*	747	—	—
Yu Jitao	166	*	166	—	—
Lin Juan	291	*	291	—	—
Yu Juan	374	*	374	—	—
Feng Jun	175	*	175	—	—
Wang Jun	175	*	175	—	—
He Junwen	166	*	166	—	—
Yu Junxing	623	*	623	—	—
He Junzhi	20,000	*	20,000	—	—
He Kaiyi	291	*	291	—	—
Kassirer Opportunities LP	4,148	*	4,148	—	—
George B Kaufman	14,102	*	14,102	—	—
Au Ion Kuong	293,081	*	293,081	—	—
Kurt A Hawkesworth & Esmat Bahar Hawkesworth Jtten	1,659	*	1,659	—	—
Thomas Lee	4,148	*	4,148	—	—
Legend Merchant Limited	1,650,000	2.1%	1,650,000	—	—
Hu Lei	249	*	249	—	—
Shen Lei	20,000	*	20,000	—	—
Wang Lei	142	*	142	—	—
Guo Leilei	191	*	191	—	—
Hu Li	166	*	166	—	—
Wei Li	7,466	*	7,466	—	—
Lian Lian	249	*	249	—	—
Wang Liang	166	*	166	—	—
Zhang Lifang	332	*	332	—	—
Liao Lihua	316	*	316	—	—
Mao Lijun	291	*	291	—	—
Li Ling	349	*	349	—	—
Hu Lingxi	307	*	307	—	—
Linkstate Global Investment Limited	497,685	*	497,685	—	—
Tang Liqin	291	*	291	—	—
Su Liqiong	374	*	374	—	—
Rochdale Mid/Small Value	41,474	*	41,474	—	—
Rochdale Mid/Small Growth	49,769	*	49,769	—	—
Chen Liujuan	357	*	357	—	—
Elizabeth Grover Living Trust	8,295	*	8,295	—	—
The Tucker/Enander Living Trust	5,807	*	5,807	—	—
Mars Harvest Co Ltd	28,079,868	35.5%	28,079,868	—	—
Li Mei	482	*	482	—	—
Zhou Meiru	249	*	249	—	—
Gao Ming	150	*	150	—	—
Wang Mingchun	150	*	150	—	—
Xiao Mingchun	142	*	142	—	—
Morgan Joseph Triartisan LLC	175,000	*	175,000	—	—
Sidney N Morse Trust B UAD	82,948	*	82,948	—	—
Thomas F More trust UAD	33,179	*	33,179	—	—
Birgit Faber Morse Trust UAD 12/6/99	16,590	*	16,590	—	—
Trust DTD 7/21/70 FBO	16,590	*	16,590	—	—
U/W/O Sidney N Morse FBO	182,485	*	182,485	—	—
Ding Nan	134,790	*	134,790	—	—
Newmargin Growth Fund LP	1,327,159	1.7%	1,327,159	—	—
Newmargin Partners Ltd	331,790	*	331,790	—	—
Pappas Partners Limited Partnership	16,590	*	16,590	—	—
Partner One Holdings Limited	2,115,159	2.7%	2,115,159	—	—
Wang Ping	158	*	158	—	—
Poying Holdings Limited	66,358	*	66,358	—	—
Kerry Propper	30,492	*	30,492	—	—
Gao Qiong	274	*	274	—	—
Fan Qirong	166	*	166	—	—
Ye Qiu	183	*	183	—	—
Red Earth Innovation international Company Limited	650,000	*	650,000	—	—
Regent Fill Investment Group Limited	269,580	*	269,580	—	—
Gao Renchang	166	*	166	—	—
Rochdale Large Growth Portfolio	49,769	*	49,769	—	—
Rochdale Large Value Portfolio	49,769	*	49,769	—	—
Rochdale Offshore Global Opportunities Fund LLP	49,769	*	49,769	—	—
Jerry Roland	16,590	*	16,590	—	—
Lin Rong	374	*	374	—	—
Shi Rong	473	*	473	—	—
Chen Rongxiang	316	*	316	—	—
Xiang Ruirui	191	*	191	—	—
Huang Ruoyun	341	*	341	—	—
Saturn Glory Co Ltd	2,163,987	2.7%	2,163,987	—	—
SCGC Capital holding Company Limited	2,853,391	3.6%	2,853,391	—	—
Septwolves Group (Asia) Investments Limited	663,577	*	663,577	—	—
Wei Shanxiang	133	*	133	—	—
Guo Shaoping	498	*	498	—	—
Su Shiming	191	*	191	—	—
Shira Capital LLC	49,769	*	49,769	—	—
Wan Shu	830	*	830	—	—
Zeng Shuhong	324	*	324	—	—
Wu Shuling	316	*	316	—	—
Lin Shundong	332	*	332	—	—
Li Shuping	789	*	789	—	—
Smart Lilydale Limited	3,570,000	4.5%	3,570,000	—	—
Liu Songyu	332	*	332	—	—
Splendid Max Limited	331,790	*	331,790	—	—
Stourbridge Investments LLC	4,148	*	4,148	—	—
Straus Partners LP	62,211	*	62,211	—	—
Straus China Partners LP	20,737	*	20,737	—	—
Sublime Talent Limited	3,350,000	4.2%	3,350,000	—	—
Wu Tao	249	*	249	—	—
Wei Tianyun	183	*	183	—	—
Elizabeth S Morse	49,769	*	49,769	—	—
Steven A Urbach	106,600	*	106,600	—	—
Utilico Emerging Markets Limited	248,843	*	248,843	—	—
Venus Seed Co Ltd	2,111,262	2.7%	2,111,262	—	—
Wec Partnes LLC	49,769	*	49,769	—	—
Chen Wei	291	*	291	—	—
Wang Weiguo	996	*	996	—	—
Luo Weihong	664	*	664	—	—
Xie Weiliang	158	*	158	—	—
Wang Weimin	664	*	664	—	—
Zhong Weimin	789	*	789	—	—
Xie Weiqiang	705	*	705	—	—
Wang Weiqun	996	*	996	—	—
Liao Weixuan	150	*	150	—	—
Long Weizhang	166	*	166	—	—
Gao Wen	581	*	581	—	—
Lin Wen	316	*	316	—	—
Hu Wenou	166	*	166	—	—
Lian Wenzia	324	*	324	—	—
Whi Inc Retirement Savings Plan	12,443	*	12,443	—	—
Windham Investments Limited	2,140,043	2.7%	2,140,043	—	—
Lin Xia	166	*	166	—	—
Shi Xinjun	150	*	150	—	—
Ran Xiaohua	249	*	249	—	—
Li Xiaolan	457	*	457	—	—
Ruan Xiaolan	324	*	324	—	—
Huang Xiaoling	374	*	374	—	—
Huang Xiaoling	374	*	374	—	—
Fu Xiaomei	332	*	332	—	—
Guo Xiaoming	274	*	274	—	—
Li Xiaowen	747	*	747	—	—
Li Xiaoyan	166	*	166	—	—
Liu Xiaoying	158	*	158	—	—
Lin Xiaoyun	166	*	166	—	—
Lin Xin	457	*	457	—	—
Weng Xin	415	*	415	—	—
Fan Xinghua	142	*	142	—	—
Zhang Xinhua	316	*	316	—	—
Lin Xiuqin	332	*	332	—	—
Wei Xiuyu	623	*	623	—	—
Teng Xuhui	706	*	706	—	—
Qi Yan	332	*	332	—	—
Gao Yangshu	125	*	125	—	—
Zhang Yi	316	*	316	—	—
Lan Yinfu	166	*	166	—	—
Wang Ying	249	*	249	—	—
Zhang Ying	498	*	498	—	—
Wang Yingjun	158	*	158	—	—
Tan Yinglai	142	*	142	—	—
Wang Yinhong	142	*	142	—	—
Li Yishan	150	*	150	—	—
Zhou Yong	133	*	133	—	—
Ji Yongming	913	*	913	—	—
en Yuan	125	*	125	—	—
Zheng Yuanwei	291	*	291	—	—
Wang Yueguang	166	*	166	—	—
Gao Yuhun	540	*	540	—	—
Xu Yunjian	789	*	789	—	—
Qiu Yusheng	166	*	166	—	—
Wang Zemin	175	*	175	—	—
Kou Zenghua	166	*	166	—	—
Liu Zhangfu	166	*	166	—	—
Rao Zhenfu	664	*	664	—	—
Zheng Zhenji	133	*	133	—	—
Wu Zhennan	623	*	623	—	—
Lan Zhenwang	664	*	664	—	—
Wang Zhenyun	307	*	307	—	—
Deng Zhongxuan	913	*	913	—	—
Teng Zhou	50,000	*	50,000	—	—
Wang Zhu	158	*	158	—	—
Dong Zhuyu	291	*	291	—	—
Li Zijing	150	*	150	—	—
Chum Capital Group Limited	—	–	3,966,667	—	—

* Less than 1% of total outstanding ordinary shares.

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DESCRIPTION OF SECURITIES

Ordinary Shares

As of April 17, 2013, we are authorized to issue up to 125,000,000 shares of ordinary shares, par value $0.001 per share. As of April 17, 2013, approximately 79,055,053 ordinary shares were outstanding. All outstanding shares of our ordinary shares are fully paid and non-assessable.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by holders of ordinary shares. Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected at each annual meeting of shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors. Our shareholders are entitled to receive ratable dividends when, as and if declared by the board of directors out of funds legally available therefor.

Warrants

We currently have 8,966,667 Warrants outstanding. Each Warrant entitles the registered holder to purchase one ordinary share at a price of $12.00 per share, subject to adjustment as discussed below. However, the Warrants, excluding the Sponsor Warrants, will be exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the Public Warrants is not effective and current by May 26, 2013, Public Warrant holders may, until such time as there is an effective registration statement, exercise Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act of 1933, provided that such exemption is available. If that exemption is not available, holders will not be able to exercise their warrants on a cashless basis. Upon a cashless exercise, each holder would pay the exercise price by surrendering such Warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is higher than the exercise price. The “Fair Market Value” for this purpose shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the day prior to the date of exercise. The Warrants will expire on February 25, 2018 at 5:00 p.m., New York City time.

The Sponsor Warrants are identical to the Public Warrants except that the Sponsor Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by these purchasers or their transferees..

We may call the warrants for redemption,

•	in whole and not in part,

•	at a price of $.01 per warrant at any time after the warrants become exercisable,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and

•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

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The right to exercise will be forfeited unless the Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the Warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a differential between the then-prevailing ordinary share price and the warrant exercise price.

The Warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of 65% of the then outstanding Warrants in order to make any other modifications or amendments, including any amendment to increase the warrant price or shorten the exercise price and any amendment to the terms of only the sponsor warrants. Further, the holder of the Sponsor Warrants may not vote any Sponsor Warrants in favor of such amendment unless the holders of 65% of the then outstanding Warrants vote in favor of such amendment.

The exercise price and number of ordinary shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including if:

•	the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse share split, or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or other similar event, the number of ordinary shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding ordinary shares;

•	the number of outstanding ordinary shares is increased by a share dividend payable in ordinary shares, or by a share split of ordinary shares, then, on the effective date of such share dividend or share split, the number of ordinary shares issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than fair market value shall be deemed a share dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) multiplied by (ii) the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value; and

•	we pay a dividend or make a distribution in cash, securities or other assets to the holders of ordinary shares other than (a) a dividend as described above; cash dividends which, when combined on a per share basis with the per share amounts of all other cash dividends paid on the ordinary shares during the 365-day period ending on the date of declaration of such dividend does not exceed $0.50; then the warrant price shall be decreased, effective immediately after the effective date of such event, by the amount of cash and/or fair market value of any securities or other assets paid on each ordinary share in respect of such event.

Whenever the number of ordinary shares purchasable upon the exercise of the Warrants is adjusted, the warrant price shall be adjusted by multiplying such warrant price immediately prior to such adjustment by a fraction (x) the numerator of which is the number of ordinary shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which is the number of ordinary shares so purchasable immediately thereafter.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their Warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

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No Warrants will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the Warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the warrant agreement, we have agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the Warrants until the expiration of the Warrants. If the prospectus relating to the ordinary shares issuable upon the exercise of the Warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

A holder of a Warrant, at its election, may notify us in writing of its election to prevent the warrant agent from effecting the exercise of the holder’s Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% of the ordinary shares outstanding immediately after giving effect to such exercise.

Preferred Shares

We are authorized to issue up to 5,000,000 preferred shares, par value $0.001 per share. As of April 17, 2013, no preferred shares were issued or outstanding. Our board will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of our Ordinary shares and could have anti-takeover effects. The ability of our board to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. No preferred shares are being issued or registered by us in the offering hereunder.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities is American Stock Transfer & Trust Company, which is located at 10150 Mallard Creek Road, Suite 307, Charlotte, NC 28262, telephone: (718).921-8520.

Listing

Our ordinary shares are currently listed for trading on The NASDAQ Capital Market under the symbol “PME.” Our Warrants are trading on the OTCBB under the symbol “PMEWW.”

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PLAN OF DISTRIBUTION

To the extent permitted by law, the selling securityholders and any of their permitted transferees and successors-in-interest may, from time to time, sell any or all of their Warrants on the Over-the-Counter Bulletin Board or any other stock exchange, market or trading facility on which the Warrants are traded or in private transactions. Alternatively, the selling securityholders may sell any or all of the ordinary shares that are issuable, in transactions exempt from registration under the Securities Act of 1933, as amended, upon exercise of the Warrants by the selling securityholders. These sales may be made on The NASDAQ Capital Market or any other stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These sales may be at fixed or negotiated prices. Subject to compliance with applicable law, the selling securityholders may use any one or more of the following methods when selling their securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the applicable securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such applicable securities at a stipulated price per share or restructured warrant;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell their securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

Broker-dealers engaged by the selling securityholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling securityholders (or, if any broker-dealer acts as agent for the purchaser of Warrants, from the purchaser) in amounts to be negotiated. The selling securityholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling securityholders may pledge their securities to their broker-dealers under the margin provisions of customer agreements. If a selling securityholder defaults on a margin loan, the broker-dealer may, from time to time, offer and sell the pledged securities. The selling securityholders and any other persons participating in the sale or distribution of the securities be subject to applicable provisions of the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by the selling securityholders or any other person, which limitations may affect the marketability of the applicable securities.

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Upon our being notified in writing by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of such selling securityholder’s securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the selling securityholder and of the participating broker-dealer(s), (ii) the number of securities involved, (iii) the price at which such securities were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

The selling securityholders also may transfer their securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

The selling securityholders and any broker-dealers or agents that are involved in selling the Warrants or underlying ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To our knowledge, no selling securityholder has entered into any agreement or understanding, directly or indirectly, with any person to distribute such securities.

In the event that the Warrants are exercised by the selling securityholders, the ordinary shares underlying such Warrants will be issued directly to the selling securityholders, in transactions exempt exempt from registration under the Securities Act, upon payment of the exercise price therefore to us. The registration of the issuance and sale by us of ordinary shares upon the exercise of the Warrants is limited to exercises by transferees who acquire those Warrants in registered transactions following the effective date of the registration statement of which this prospectus forms a part. Upon such exercises, the ordinary shares underlying those Warrants will be issued directly to such transferee upon payment of the exercise price therefore to us.

We are required to pay all fees and expenses incident to the registration of (i) the resale from time to time by the selling securityholders of the Warrants; (ii) the resale from time to time by the selling securityholders of the ordinary shares that are issuable upon exercise of the Warrants by the selling securityholders; and (iii) the issuance and sale by us of ordinary shares upon the exercise of the Warrants so long as such Warrants are exercised by transferees who acquired those Warrants in registered transactions following the effective date of the registration statement of which this exercised by transferees prospectus forms a part.

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Reed Smith LLP, New York, New York and Forbes Hare, Cayman Islands.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the China Growth Equity Investment Ltd. Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheets of CDGC as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years ended December 31, 2012, 2011 and 2010, included in our Current Report on Form 8-K/A, filed with the SEC on April 1, 2013, have been audited by UHY Vocation HK CPA Limited, independent registered public accounting firm, as indicated in their report thereon. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated balance sheets of Merchant Supreme as of December 31, 2012 and 2011, and the related statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, included in our Current Report on Form 8-K/A, filed with the SEC on April 1, 2013, have been audited by Marcum Bernstein & Pinchuk LLP, independent registered public accounting firm, as indicated in their report thereon. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the ordinary shares offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. You may read and copy the registration statement and any other document that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than current reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items), until all the securities offered under this prospectus are sold.

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•	CGEI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on February 6, 2012;

•	Our Current Reports on Form 8-K, filed with the SEC on January 8, 2013, January 18, 2013, January 28, 2013, February 20, 2013, October 9, 2012, March 1, 2013 (and as amended on April 1, 2013), and March 7, 2013 (in each case, not including any information furnished under Items 2.02 or 7.01 of Form 8-K, including the related exhibits, which information is not incorporated by reference herein); and

•	The descriptions of our ordinary shares and Warrants contained in our Registration Statement on Form 8-A, filed with the SEC on May 25, 2011 and amended on February 28, 2013, and any other amendment or report filed for the purposes of updating such descriptions.

Documents incorporated by reference are available from the SEC as described above or from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Pingtan Marine Enterprise Ltd.

18/F, Zhongshan Building A

No. 154 Hudong Road

Fuzhou, PRC

Telephone: +86 591 8727 1266

Attention: Chief Financial Officer

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses to be borne by the Registrant in connection with the issuance and distribution of ordinary shares being registered hereby. Other than the Securities and Exchange Commission registration fee, all of the amounts below are estimates.

Securities and Exchange Commission registration fee	$22,859
Accounting fees and expenses	$19,000
Legal fees and expenses	$25,000
Financial printing and miscellaneous expenses	$5,000

Total	$76,859

Item 15.	Indemnification of Directors and Officers.

Cayman Islands’ law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands’ courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Registrant’s memorandum and articles of association will provide for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default. Registrant has entered into indemnification agreements with each of its officers and directors which indemnify such individuals to the extent allowable under Cayman Islands’ law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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Item 16.	Exhibits.

Exhibit
Number	Description

2.1

Agreement and Plan of Merger, dated as of October 24, 2012, by and between China Growth Equity Investment Ltd., China Dredging Group Co., Ltd., China Growth Dredging Sub Ltd., and Xinrong Zhuo (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on October 30, 2012)

2.2	Share Purchase Agreement, dated as of October 24, 2012, by and among China Growth Equity Investment Ltd, Merchant Supreme Co., Ltd., Prime Cheer Corporation Limited, Xinrong Zhuo, Fujian Provincial Pingtan County Ocean Fishing Group Co., Heroic Treasure Limited and Fuzhou Honglong Ocean Fishery Co., Ltd. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on October 30, 2012)

3.1	Amended and Restated Memorandum and Articles of Association of Pingtan Marine Enterprise Ltd. filed with the Cayman Islands Registrar of on February 26, 2013 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on March 1, 2013)

3.2	Articles and Plan of Merger, filed with the Registry of Corporate Affairs of the British Virgin Islands on February 25, 2013 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on March 1, 2013))

3.3	Certificate of Merger, filed with the Registry of Corporate Affairs of the British Virgin Islands on February 25, 2013 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on March 1, 2013)

3.4

Amended and Restated Memorandum of Association of China Dredging Group Co., Ltd. (incorporated by reference to Exhibit 1.1 to China Dredging Group Co., Ltd.’s Annual Report on Form 20-F (File No. 000-53465) filed with the Securities and Exchange Commission on November 2, 2010)

3.5	Articles of Association of China Dredging Group Co., Ltd. (incorporated by reference to Exhibit 1.2 to China Dredging Group Co., Ltd.’s Annual Report on Form 20-F (File No. 000-53465) filed with the Securities and Exchange Commission on November 2, 2010)

4.1	Specimen Ordinary Share (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on March 1, 2013)

4.2	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K (File No. 001-35192) filed with the Securities and Exchange Commission on March 1, 2013)

4.3	Warrant Agreement and between American Stock Transfer & Trust Company and China Growth Equity Investment Ltd. (incorporated by reference to Exhibit 4.4 to China Growth Equity Investment Ltd.’s Registration Statement on Amendment No. 5 to Form S-1 (File No. 333-173323) filed with the Securities and Exchange Commission on May 25, 2011)

5.1	Opinion of Reed Smith LLP

5.2	Opinion of Forbes Hare

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23.1	Consent of Crowe Horwath LLP

23.2	Consent of UHY Vocation HK CPA Limited

23.3	Consent of Marcum Bernstein & Pinchuk LLP

23.4	Consent of Reed Smith LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

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Item 17.	Undertakings.

(a)          The undersigned Registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)         To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however , that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)          Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)         Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

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(5)          That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)          Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)         Any “free writing prospectus” relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)        The portion of any other “free writing prospectus” relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)        Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Fuzhou, PRC, on this 19 day of April 2013.

PINGTAN MARINE ENTERPRISE LTD.

By:	/s/ Xinrong Zhuo
Name: Xinrong Zhuo
Title: Chief Executive Officer

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POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Xinrong Zhuo and Bin Lin, and each of them, his true and lawful attorney-in-fact, as agent with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign in any and all capacities and file: (i) the registration statement on Form S-3 of Pingtan Marine Enterprise Ltd.; (ii) any and all exhibits thereto and other documents in connection therewith; (iii) any and all amendments, post-effective amendments and supplements thereto or any new registration statement filed pursuant to Rule 462(b) of the rules and regulations promulgated under the Securities Act of 1933, as amended; and (iv) any and all applications or other documents pertaining to such securities or such registration, granting unto such attorney-in-fact and agent, and any substitute or substitutes, full power and authority to do and perform each and every act and thing requisite, necessary and/or advisable to be done in and about the premises, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Xinrong Zhuo	Chief Executive Officer and Chairman of the Board	April 19, 2013
Xinrong Zhuo	(Principal Executive Officer)

/s/ Roy Yu	Chief Financial Officer	April 19, 2013
Roy Yu	(Principal Financial Officer; Principal
Accounting Officer)

/s/ Bin Lin	Senior Vice President and Director	April 19, 2013
Bin Lin

/s/ Lin Bao	Director	April 19, 2013
Lin Bao

/s/ Yeliang Zhou	Director	April 19, 2013
Yeliang Zhou

/s/ Zengbiao Zhu	Director	April 19, 2013
Zengbiao Zhu

/s/ Xuesong Song	Director	April 19, 2013
Xuesong Song

/s/ Jin Shi	Director	April 19, 2013
Jin Shi

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